UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )
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Tiptree Inc.

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2020

ANNUAL MEETING OF SHAREHOLDERS PROXY STATEMENT TIPTREE INC.

299 Park Avenue, 13th Floor
New York, New York 10171
April 22, 2020
Dear Stockholder:

The Annual Meeting of Stockholders (the “Annual Meeting”) of Tiptree Inc. (the “Company” or “Tiptree”) will be held virtually only via live audio webcast at www.virtualshareholdermeeting.com/TIPT2020, on Monday, June 15, 2020, at 4:00 p.m. Eastern time (EST). You will be able to attend the meeting online and submit questions during the meeting by visiting the website listed above. You will also be able to vote your shares electronically at the Annual Meeting. As always, we encourage you to authorize a proxy to vote your shares prior to the annual meeting.
We are delivering the attached proxy statement, with the accompanying formal notice of the meeting, which describes the matters expected to be acted upon at the meeting. We urge you to review these materials carefully and to vote on the matters described in the accompanying proxy statement.

Virtual Meeting Admission. Stockholders of record as of April 17, 2020 will be able to participate in the Annual Meeting by visiting our Annual Meeting website at www.virtualshareholdermeeting.com/TIPT2020. To participate in the Annual Meeting, you will need the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. The Annual Meeting will begin promptly at 4:00 p.m. EST on Monday, June 15, 2020. Online check-in will begin at 3:45 p.m. EST, and you should allow approximately 15 minutes for the online check-in procedures. Additional details regarding requirements for admission to the Annual Meeting are described in the attached proxy statement under the heading “How can I attend the virtual Annual Meeting?”
Your vote is important. Whether you plan to virtually attend the meeting or not, please authorize a proxy to vote your shares either over the Internet, by toll-free telephone or by completing the enclosed proxy card and returning it as promptly as possible. You may continue to have your shares of common stock voted as instructed over the Internet, by toll-free telephone or in the proxy card, or you may change your vote either by authorizing a proxy to vote your shares again before 11:59 p.m., Eastern Time, on June 14, 2020, the time at which the Internet and telephone proxy authorization facilities close, or, if you attend the Annual Meeting virtually, by voting at the virtual meeting.

Sincerely,

/s/ Jonathan Ilany
Jonathan Ilany
Chief Executive Officer

TIPTREE INC.
299 Park Avenue, 13th Floor
New York, NY 10171
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
You are hereby invited to attend the 2020 Annual Meeting of Stockholders of Tiptree Inc.

WHEN	Monday, June 15, 2020, at 4:00 p.m., EST.

WHERE
Virtually via audio webcast
Participate in the Annual Meeting by visiting our Annual Meeting website at www.virtualshareholdermeeting.com/TIPT2020.
There will not be a physical meeting in New York or anywhere else

Additional details regarding requirements for admission to the Annual Meeting are described in the attached proxy statement under the heading “How can I attend the virtual Annual Meeting?”

RECORD DATE	Stockholders of record as of the close of business on April 17, 2020 will be entitled to notice of and to vote at the 2020 Annual Meeting of Stockholders.

ITEMS OF BUSINESS	(1) To elect two (2) Class I directors to serve for a term expiring at the 2023 Annual Meeting (Proposal 1);
(2) To ratify the selection of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 31, 2020 (Proposal 2); and
(3) To approve in an advisory (non-binding) vote, the compensation of our named executive officers (Proposal 3)
(4) To conduct such other business as may properly come before the meeting or any adjournment or postponement thereof.

VOTING BY PROXY OR PROXY AUTHORIZATION
Tiptree Inc., on behalf of the Board of Directors, is soliciting your proxy to ensure that a quorum is present and that your shares are represented and voted at the 2020 Annual Meeting of Stockholders. Whether or not you plan to virtually attend the Annual Meeting, please authorize a proxy to vote either over the Internet, by toll-free telephone or by completing, signing, dating and promptly returning the enclosed proxy card in the postage-prepaid envelope provided. For specific instructions on voting, please refer to the instructions on the proxy card or the information forwarded by your broker, bank or other holder of record. If you attend the Annual Meeting virtually, you may vote in person (virtually) if you wish, even if you have previously given your proxy. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person (virtually) at the virtual meeting, you must obtain a proxy issued in your name from such broker, bank or other nominee.

Important Notice Regarding the Availability of Proxy Materials for our Annual Meeting to be held on June 15, 2020: Financial and other information concerning Tiptree Inc. (“Tiptree”) is contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, including financial statements, filed with the SEC on March 11, 2020 (the “2019 10-K”). Under rules issued by the SEC, we are providing access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials and our Annual Report at http://www.proxyvote.com.

By Order of our Board of Directors,

/s/ Neil C. Rifkind
Neil C. Rifkind
Secretary
New York, New York
April 22, 2020

Table of Contents

i

ii

OTHER MATTERS	47
Annex A: Non-GAAP measures	48

iii

PROXY STATEMENT
SUMMARY
2020 Annual Meeting Information

Date and Time:	Monday, June 15, 2020, at 4:00 p.m., EST.

Location:
Virtually via audio webcast
Participate in the Annual Meeting by visiting our Annual Meeting website at www.virtualshareholdermeeting.com/TIPT2020.
There will not be a physical meeting in New York or anywhere else

Record Date:	April 17, 2020

Mailing Date:	On or about April 22, 2020

Meeting Agenda and Board Recommendations

How to Vote

You can vote by any of the following methods:

By Internet:	Go to www.proxyvote.com

By Phone:	Call 1-800-690-6903

By Mail:	Complete, sign, date and mail the proxy card in the postage paid envelope provided.

In Person:	Attend the Annual Meeting virtually and vote in person (virtually)

If you authorize a proxy to vote your shares by Internet or phone, you must do so no later than 11:59 p.m. Eastern Time on June 14, 2020.

Tiptree Performance in 2019

Financial Results for 2019:

•	Net income of $18.4 million vs. $23.9 million in 2018

•	Operating EBITDA(1) of $63.6 million vs. $54.9 million in 2018

•	Adjusted EBITDA(1) of $63.0 million vs. $28.8 million in 2018
________________________________
(1) For a reconciliation to GAAP financials, see “Annex A: Non-GAAP Measures”

During 2019 and early 2020, in furtherance of our strategy to grow sustainable earnings and Adjusted EBITDA, we executed on several strategic objectives:
Overall:

•	Delivered total annual return of 8.2%, as measured by growth in book value per share plus dividends paid.

•	In 2019, we purchased and retired 1,472,730 shares of our Common Stock for $9.1 million.

•	Increased our dividends for the third consecutive year to $0.155 per share, a 14.8% increase over the prior year.

Tiptree Insurance:

•	Gross written premiums for 2019 were $1,015.3 million, up 17.0% from the prior year. Net written premiums were $537.2 million, up 15.1%, driven by growth in all product lines.

•	Our insurance investments earned a total return of 5.4%, up from 0.3% from the prior year period, driven primarily by improved mark-to-market on equities.

•
In January 2020, we acquired Smart AutoCare, a vehicle warranty administrator in the United States. The transaction valued the business at $160 million of enterprise value, inclusive of $50 million of earn out consideration, representing a multiple of 8.3x modified cash EBITDA (excluding anticipated revenue and expense synergies).

•
As part of our strategy to grow our insurance operations in Europe, we acquired a majority interest in Defend in July 2019, an automotive finance and insurance administrator operating in the Czech Republic, Poland, Hungary, Slovakia, and the UK.

Tiptree Capital:

•	Operating EBITDA grew year over year, driven primarily by the inclusion of a full year of our maritime transportation operations and improvements in specialty finance.

•	Increased invested capital, primarily due to additional investments in vessels.

Additional information on our 2019 results is contained in our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC.

More recently, as investors struggle to fully understand the impact of COVID-19 (Coronavirus) on different business sectors, there has been extraordinary market price volatility. This uncertainty is likely to continue for some time, and may result in unanticipated risks and challenges. Although no industry is unaffected from the dramatic social constraints enacted globally to contain the virus, we currently see a modest direct impact to our own businesses and liquidity positions, and believe we are positioned to absorb the significant changing outlooks for interest rates, commodity prices, global trade and consumer demand. In short, we believe we are positioned to ride out this storm as it evolves but continue to closely monitor the ever changing crisis as it relates to our businesses.

TIPTREE LONGTERM PERFORMANCE

We believe that our performance is best measured over the longterm and that longterm growth in book value per share plus dividends paid is the best metric for evaluating our performance. The table below shows growth in book value per share plus dividends paid annually and since inception (July 2007) during the five year period from December 31, 2014 to December 31, 2019:

			Annual Return			Annualized Return From July 2007
Year	Book Value Per Share(1)	Dividends Paid	Tiptree	S&P 500	Russell 2000	Tiptree	S&P 500	Russell 2000
2014	$9.00	—	-0.8%	13.7%	4.9%	11.5%	6.6%	6.7%
2015	$8.90	$0.10	0.0%	1.4%	-4.4%	10.2%	6.0%	5.3%
2016	$10.14	$0.10	15.1%	12.0%	21.3%	10.7%	6.6%	6.9%
2017	$9.97	$0.12	-0.5%	21.9%	14.7%	9.6%	8.0%	7.6%
2018	$10.79	$0.135	9.6%	-4.4%	-11.0%	9.6%	6.8%	5.8%
2019	$11.52	$0.155	8.2%	31.5%	25.5%	9.5%	8.6%	7.3%
________________________________
(1) At inception in 2007, book value per share was $5.36. For periods prior to April 10, 2018, book value per share assumes full exchange of the limited partner units of Tiptree Financial Partners, L.P. (“TFP”) for common stock.

The chart below(1) summarizes our book value per share growth and stock price performance over the five year period from December 31, 2014 to December 31, 2019, compared with the Russell 2000 and S&P 500, with all values indexed to December 31, 2014. All values are calculated with dividends reinvested.

During this five year period, our book value per share plus dividends paid increased at a compounded annual rate of return of 4.5%, compared with a compounded annual rate of return of 4.4% for the Russell 2000. Our stock has continued to trade at a discount to book value and has not followed the trajectory of our growth in book value per share. At year end 2019, our common stock was trading at 71% of book value. The graph and related data were furnished by ICR, LLC.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
180
160
140
120
100
80
60
12/31/2014
12/31/2015
12/30/2016
12/29/2017
12/31/2018
12/31/2019
101.38
100.00
95.59
75.80
115.95
114.89
113.51
75.93
138.29
132.94
114.33
73.46
132.23
124.94
118.30
69.01
173.86
148.49
134.78
100.49
TIPT Stock Price Per Share
TIPT Book Value Per Share
Russell 2000
S&P 500

________________________________
(1) This disclosure is in addition to the SEC required performance graph, which is included on page 44. All values are calculated with dividends reinvested.

COMPENSATION HIGHLIGHTS

Our executive compensation program is intended to provide competitive compensation to our named executive officers that is aligned with the interests of our stockholders on a short- and long-term basis. We measure performance for compensation purposes primarily based on Adjusted EBITDA and growth in book value per share.

•	Executive Committee (collectively, the Executive Chairman and Chief Executive Officer) total compensation was $4.9 million for 2019 or 0.63% of total revenues.

•	83% of Executive Committee 2019 compensation was variable compensation and 38% was at risk

•	Options are tied to stock price plus dividends paid exceeding book value per share as of the option grant date.

Executive Committee compensation for 2019 consisted of base salary, annual cash incentive, RSU awards and options. Base salaries are fixed and set by our CNG Committee. The Executive Committee compensation pool in 2019 was equal to 7.5% of our Adjusted EBITDA, allocated as follows:

Annual Cash Incentive Award
Cash Bonus	55%
Annual Long Term Equity Incentive
3-year cliff vested RSUs	30%
Time and performance based options	15%

During the three-year period set forth in the table below, we believe that total Executive Committee compensation has been well aligned with our financial performance. The table below excludes amounts reported in the “All Other Compensation” column of the Summary Compensation Table for the applicable year. See “Compensation Discussion and Analysis — Named Executive Officers — Executive Compensation (CNG Perspective)” on page 25 for additional information.

EXECUTIVE COMMITTEE COMPENSATION
$10,000
$9,000
$8,000
$7,000
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$-
$80,000
$70,000
$60,000
$50,000
$40,000
$30,000
$20,000
$10,000
$-
$(10,000)
$(20,000)
$37,988
$28,759
$63,001
$3,257
$383
$767
$1,406
$700
$3,277
$357
$713
$1,307
$900
$5,993
$764
$1,528
$2,801
$900
2017
2018
2019
Salary
Cash Bonus
Stock Awards
Option Awards
Total

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
What is the purpose of the meeting and how does the Board recommend I vote on these proposals?

The purpose of the Annual Meeting is for stockholders to vote on the following proposals, which are included in this Proxy Statement. Tiptree’s Board recommends that you vote your shares as indicated below.

Other than the proposals described in this Proxy Statement, the Board is not aware of any other matters to be presented for a vote at the Annual Meeting. If you grant a proxy by telephone, Internet, or by signing and returning your proxy card, any of the persons appointed by the Board of Directors as proxy holders — Sandra Bell and Neil C. Rifkind — will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If any of our nominees is unavailable as a candidate for director, the above-named proxy holders will vote your proxy for another candidate or candidates as may be nominated by the Board of Directors.
Who is entitled to vote at the meeting?
If our records show that you were a holder of our common stock at the close of business on April 17, 2020, which is referred to in this proxy statement as the “record date,” you are entitled to receive notice of the Annual Meeting and to vote the shares of common stock that you held on the record date.
How many shares can vote?
As of the close of business on the record date of April 17, 2020, there were 34,213,405 shares of common stock of Tiptree Inc. (“Tiptree” or the “Company”) issued and outstanding. There are no other classes of voting securities outstanding. You are entitled to one (1) vote for each share of common stock you held as of the close of business on the record date.
What constitutes a quorum?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares entitled to vote are represented at the Annual Meeting. As of the close of business on the record date of April 17, 2020, there were 34,213,405 shares outstanding and entitled to vote. Thus, 17,106,703 shares must be represented at the Annual Meeting to have a quorum.
Your shares will be counted towards the quorum if you vote in person (virtually) at the Annual Meeting or if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee). Additionally, abstentions and broker non-votes will also be counted towards the quorum requirement. If there is no quorum, the Chairman of the Annual Meeting may adjourn the meeting until a later date.

How can I attend the virtual Annual Meeting?

The Annual Meeting will be a completely virtual meeting of stockholders conducted exclusively by a live audio webcast.

If you are a stockholder of record as of the close of business on April 17, 2020, the record date for the Annual Meeting, you will be able to virtually attend the Annual Meeting, vote your shares and submit your questions online during the meeting by visiting www.virtualshareholdermeeting.com/TIPT2020. You will need to enter the 16-digit control number included on your notice, on your proxy card or on the instructions that accompanied your proxy materials.

If you are a stockholder holding your shares in “street name” as of the close of business on April 17, 2020, you may gain access to the meeting by following the instructions in the voting instruction card provided by your broker, bank or other nominee. You may not vote your shares electronically at the Annual Meeting unless you receive a valid proxy from your brokerage firm, bank, broker dealer or other nominee holder.

The online meeting will begin promptly at 4:00 p.m., EST on June 15, 2020. We encourage you to access the meeting prior to the start time. Online check-in will begin at 3:45 p.m., EST, and you should allow approximately 15 minutes for the online check-in procedures.

If you wish to submit a question for the Annual Meeting, you may do so in advance at www.virtualshareholdermeeting.com/TIPT2020, or you may type it into the dialog box provided at any point during the virtual meeting (until the floor is closed to questions).

What can I do if I need technical assistance during the Annual Meeting?

If you encounter any difficulties accessing the virtual Annual Meeting webcast please call the technical support number that will be posted on the Annual Meeting website log-in page.
How do I vote?

•
For Proposal 1 (election of directors), you may either vote “FOR” all of the nominees to the Board of Directors or you may “WITHHOLD” your vote for all of the nominees or for any nominee that you specify.

•	For Proposal 2 (ratification of the appointment of Deloitte), you may vote “FOR” or “AGAINST” such proposal or “ABSTAIN” from voting.

•	For Proposal 3 (advisory (non-binding) vote on executive compensation), you may vote “FOR” or “AGAINST” such proposal or “ABSTAIN” from voting.

The procedures for voting are set forth below:
Stockholder of Record: Shares Registered in Your Name.    If you are a stockholder of record, you may vote in person (virtually) at the Annual Meeting or vote by giving your proxy authorization over the Internet, by telephone or by properly completing, signing and dating the accompanying proxy card where indicated and mailing the card in the postage paid envelope provided. Whether or not you plan to virtually attend the Annual Meeting, we encourage you to vote by proxy or to give your proxy authorization to ensure that your votes are counted. You may still virtually attend the Annual Meeting and vote in person (virtually) if you have already given your proxy authorization.

•
VOTE BY INTERNET — You may authorize a proxy to vote your shares by Internet at www.proxyvote.com. Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM EST on June 14, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

•
VOTE BY PHONE — You may authorize a proxy to vote your shares by calling 1-800-690-6903. Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM EST on June 14, 2020. Have your proxy card in hand when you call and then follow the instructions.

•
VOTE BY MAIL — Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Tiptree Inc., Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

•
VOTE IN PERSON (VIRTUALLY) — You may vote in person (virtually) during the Annual Meeting at www.virtualshareholdermeeting.com/TIPT2020 by using the 16-digit control number included with these proxy materials.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Nominee.    If your shares of common stock are held by a broker, bank or other nominee (i.e., in “street name”), you will receive instructions from your nominee, which you must follow in order to have your shares of common stock voted.

We encourage you to receive all proxy materials in the future electronically to help us save printing costs and postage fees, as well as natural resources in producing and distributing these materials. If you wish to receive these materials electronically next year, please follow the instructions on the proxy card.
How is my vote counted?
If you authorize a proxy to vote your shares through the Internet, by phone or properly execute the accompanying proxy card, and if we receive it by 11:59 p.m., Eastern Time, on June 14, 2020, the shares of common stock that the proxy represents will be voted in the manner specified on the proxy. If no specification is made in the proxy, your shares of common stock that the proxy represents will be voted in accordance with the recommendations of our Board of Directors set forth in this proxy statement. It is not anticipated that any matters other than those set forth in the proxy statement will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders. In addition, no stockholder proposals or nominations were received on a timely basis, so no such matters may be brought to a vote at the Annual Meeting.
What vote is needed to approve each proposal?

•
For Proposal 1 (election of directors), the vote of a plurality of all of the votes cast at the Annual Meeting, assuming a quorum is present, is required for the election of a director. Therefore, the two nominees for director receiving the most “FOR” votes will be elected. For purposes of the vote on Proposal 1, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

•
For Proposal 2 (ratification of the appointment of Deloitte), the affirmative vote of a majority of all of the votes cast at the Annual Meeting, assuming a quorum is present, is required for approval of Proposal 2. For purposes of the vote on Proposal 2, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

•
For Proposal 3 (advisory (non-binding) vote on executive compensation), the affirmative vote of a majority of all of the votes cast at the Annual Meeting, assuming a quorum is present, is required for approval of Proposal 3. For purposes of the vote on Proposal 3, abstentions and broker non- votes, if any, will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum. Regardless of how the stockholders vote on this matter, this vote is advisory and not binding on the Board of Directors or the Company in any way, and the Board of Directors or the Compensation, Nominating and Governance Committee (the “CNG Committee”) may determine that it is in the best interest of the Company to either maintain the current executive compensation structure or modify the compensation structure.
How are “broker non-votes” and abstentions treated for purposes of the proposals?
Under the laws of Maryland, the state of Tiptree’s incorporation, abstentions generally do not constitute a vote “for” or “against” any matter being voted on at the Annual Meeting and generally will not be counted as “votes cast.” Therefore, abstentions and “broker non-votes” will have no effect on any of the proposals.
Brokers, banks, or other nominees that have not received voting instructions from their clients cannot vote on their clients’ behalf with respect to “non-routine” proposals, but may vote their clients’ shares on “routine” proposals. Proposal 1 (election of directors) and Proposal 3 (advisory (non-binding) vote on executive compensation) are non-routine proposals. Proposal 2 (ratification of appointment of Deloitte) is a routine proposal. In the event that a broker, bank, or other nominee indicates on a proxy that it does not have discretionary authority to vote certain shares on a non-routine proposal, then those shares will be treated as broker non-votes. Abstentions and broker non-votes will be treated as present for the purpose of determining the presence of a quorum.
What other information is part of this proxy statement?
The proxy materials include a letter to stockholders and our 2019 Annual Report which is comprised of the 2019 10-K. The 2019 10-K and this Notice and Proxy Statement and Form of Proxy are available, free of charge, on our website at http://www.tiptreeinc.com. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement. You may also obtain a copy of our 2019 Annual Report or the 2019 10-K, free of charge, by directing your request in writing to Tiptree Inc., 299 Park Avenue, 13th Floor, New York, New York 10171, Attn: Secretary, or by calling our corporate number at (212) 446-1400. Our other filings made with the SEC are also accessible on our website and available at no charge on the SEC’s website at http://www.sec.gov.
Can I change my vote after I submit my proxy card or give instructions over the Internet or telephone?
Yes. If you are the record holder of your shares, you may revoke your proxy in one of three ways:

•	filing a written notice (via e-mail) revoking the proxy with our Secretary at legal@tiptreeinc.com;

•	signing and forwarding to us a properly executed proxy with a later date or authorizing another proxy over the Internet or telephone; or

•	appearing in person (virtually) and voting at the Annual Meeting at
www.virtualshareholdermeeting.com/TIPT2020 by using the 16-digit control number included with these proxy materials.
Whether or not you vote using a traditional proxy card, through the Internet or by telephone, you may use any of those three methods to change your vote. Accordingly, you may change your vote either by submitting a proxy card prior to or at the Annual Meeting or by authorizing a proxy again before 11:59 p.m., Eastern Time, on June 14, 2020, the time at which the Internet and telephone proxy authorization facilities close. The later submitted vote will be recorded and the earlier vote revoked. If you virtually attend the Annual Meeting, you may vote in person (virtually) whether or not you have previously given a proxy, but your presence, virtually or otherwise, without further action at the Annual Meeting will not constitute revocation of a previously given proxy.
If your shares are held by your broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee.
How can I determine the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. Final results will be announced in a Current Report on Form 8-K, which will be filed with the SEC within four business days after the conclusion of the

Annual Meeting. If final results are unavailable at the time we file the Form 8-K, then we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known.
Who is soliciting my proxy?
This solicitation of proxies is made by and on behalf of our Board of Directors. We will pay the cost of the solicitation of proxies. In addition to the solicitation of proxies by mail, our directors, officers and employees may solicit proxies personally or by telephone.
We have hired Morrow Sodali LLC, 470 West Ave., Stamford, CT 06902 (“Morrow”), to help us distribute and solicit proxies. We will pay approximately $2,500 in fees, plus expenses and disbursements, to Morrow for its proxy solicitation services.
No person is authorized on our behalf to give any information or to make any representations with respect to the proposals other than the information and representations contained in this proxy statement, and, if given or made, such information and/or representations must not be relied upon as having been authorized and the delivery of this proxy statement shall, under no circumstances, create any implication that there has been no change in our affairs since the date hereof.

Who should I contact if I have any questions?
If you have any questions about the Annual Meeting, this proxy statement, our proxy materials or your ownership of the Company’s common stock, please direct your request in writing to Tiptree Inc., 299 Park Avenue, 13th Floor, New York, NY, 10171, Attn: Secretary, or call our corporate number at (212) 446-1400.

CORPORATE GOVERNANCE MATTERS
This section of our proxy statement contains information about our corporate governance policies and practices. You can visit the governance documents section of our corporate website at http://www.tiptreeinc.com to view or to obtain copies of the Company’s Bylaws, Charter, CNG Committee Charter, Audit Committee Charter, Code of Business Conduct and Ethics and Corporate Governance Guidelines. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC. You may also obtain, free of charge, a copy of our Bylaws, Charter, CNG Committee Charter, Audit Committee Charter, Code of Business Conduct and Ethics Corporate Governance Guidelines and Securities Trading Policy by directing your request in writing to Tiptree Inc., 299 Park Avenue, 13th Floor, New York, NY, 10171, Attn: Secretary or by calling our corporate number at (212) 446-1400.
The Board of Directors and its Committees

Our business and affairs are overseen by our Board of Directors pursuant to the Maryland General Corporation Law (the “MGCL”) and our Charter and Bylaws. Members of the Board of Directors are kept informed of the Company’s business by participating in Board and committee meetings, by reviewing materials provided to them and through discussions with the Chairman and CEO and with key members of management.

The Company has elected to be subject to Section 3-804(c) of the MGCL (the “Opt-In”), which is a common practice among Maryland corporations with classified boards. As a result of the Opt-In, the Board has the exclusive power to fill vacancies on the Board, and any director elected by the Board to fill a vacancy will hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until his or her successor is elected and qualified.

The average age of our directors, including our director nominees, is 61 years. The average tenure of our directors, including our director nominees as of the 2020 Annual Meeting, is expected to be approximately 5 years.

Our Board of Directors presently consists of seven members: Michael G. Barnes, Paul M. Friedman, Lesley Goldwasser, Jonathan Ilany, John E. Mack, Dominique Mielle and Bradley E. Smith. The Board of Directors has affirmatively determined that Messrs. Friedman, Mack and Smith and Mses. Goldwasser and Mielle are independent as that term is defined in NASDAQ Marketplace Rules and SEC regulations.

The Board of Directors currently has two standing committees: an Audit Committee and a Compensation, Nominating and Governance Committee (the “CNG Committee”).

During fiscal 2019, our Board of Directors held nine meetings, the Audit Committee held nine meetings and the CNG Committee held nine formal meetings and several informal discussions among the members of the CNG Committee and its independent compensation consultant. All of our directors during fiscal 2019 attended at least 75% of the aggregate number of meetings of our Board of Directors and each committee of the Board of Directors on which they served during fiscal 2019.
Audit Committee
Our Board of Directors has established an audit committee that meets the definition provided by Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Currently the Audit Committee is comprised of our five independent directors: Messrs. Friedman, Mack and Smith and Mses. Goldwasser and Mielle. The current Audit Committee members satisfy the definition of independence set forth in the NASDAQ Marketplace Rules and Rule 10A-3 under the Exchange Act. Mr. Mack, the Chairman of the Audit Committee, and Mr. Friedman were determined by our Board of Directors to both be an “audit committee financial expert” as that term is defined in the Exchange Act.

The Audit Committee is responsible for overseeing:
• our accounting and financial reporting processes;
• the quality and integrity and audits of our consolidated financial statements, and accounting and reporting processes;
• our compliance with legal and regulatory requirements;
• the qualifications and independence of our independent registered public accounting firm; and
• the performance of our independent registered public accounting firm and any internal auditors.
The Audit Committee is also responsible for engaging the independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm and considering the range of audit and non-audit fees.
Compensation, Nominating and Governance Committee
The CNG Committee is comprised of our five independent directors: Messrs. Friedman, Mack and Smith and Mses. Goldwasser and Mielle. Mr. Friedman has been Chairman of the CNG Committee since August 2016.

The CNG Committee is responsible for:
• establishing our corporate goals and objectives relevant to the Executive Committee’s compensation, reviewing the Executive Committee’s performance in light of such goals and objectives and evaluating and approving the performance of, and the compensation paid by the Company to, the Executive Committee in light of such goals and objectives;

• reviewing and evaluating the performance of, and recommending to the Board of Directors the compensation of, our executive officers other than the Executive Committee, considering our corporate goals and objectives and evaluating the performance of such executive officers in light of such goals and objectives;

• overseeing the compensation policies and programs of our non-executive officer employees to determine whether such compensation policies and programs are functioning effectively and do not create any unreasonable risk to the Company, as well as reviewing the appropriateness of the compensation practices to determine if they are reasonably likely to have a material adverse effect on the Company;

• reviewing, evaluating and recommending to the Board of Directors any incentive plan or material revision thereto, and administering the same;
• reviewing and approving the disclosure regarding our compensation and benefit matters in our proxy statement and Annual Report;
• identifying, recruiting and recommending to the full Board of Directors qualified candidates for election as directors and recommending a slate of nominees for election as directors at the annual meeting of stockholders;

• developing and recommending to the Board of Directors corporate governance guidelines and policies;
• recommending to the Board of Directors compensation for service as directors in accordance with our corporate governance guidelines;
• overseeing the evaluation of the structure, duties, size, membership and functions of the Board of Directors and its committees and recommending appropriate changes to the Board of Directors; and
• establishing procedures to exercise oversight of the evaluation of the Board of Directors and its committees and members (including a self-evaluation).
The CNG Committee has the authority to retain, at the Company’s expense, independent legal, accounting and other consultants, advisors and experts that it reasonably determines to be necessary or appropriate to assist the committee in the performance of its responsibilities. For 2019, the CNG Committee engaged Compensation Advisory Partners LLC (“CAP”) as its independent compensation consultant to help advise it on the design of our executive compensation program and the compensation opportunities thereunder. See “Use of Independent Compensation Consultant” below for further details on the services provided by our independent compensation consultant in 2019.

Director Compensation
The following table sets forth information regarding the compensation paid to, or earned by our directors, during fiscal 2019:
Director Compensation Fiscal 2019

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Michael G. Barnes(3)	—	—	—
Paul M. Friedman	$85,020	$74,135	$159,155
Lesley Goldwasser	$75,020	$74,135	$149,155
Jonathan Ilany(3)	—	—	—
John E. Mack	$90,020	$74,135	$164,155
Bradley E. Smith	$75,020	$74,135	$149,155

(1)
Includes amount paid, or granted, as applicable, to our independent directors under our Non-Employee Director Compensation Program described below, including amounts that were instead paid in shares of our common stock as a result of a director’s election to receive shares.

(2)
Represents the grant date fair value of shares granted, as recognized by the Company for financial statement reporting purposes in the fiscal year ended December 31, 2019 in accordance with Accounting Standards Codification 718 — Compensation — Stock Compensation. See Note 18 to the consolidated financial statements contained in the 2019 10-K.

(3)
Messrs. Barnes and Ilany receive no compensation in connection with their service on our Board. The compensation that they receive in their capacity as Executive Chairman and Chief Executive Officer, respectively, is included in the Summary Compensation Table below.

Non-Employee Director Compensation Program

In fiscal 2019, each director other than Messrs. Barnes and Ilany received an annual retainer of $50,000, plus $6,250 per quarter for attending each quarterly Board of Directors meeting (for total meeting fees of $25,000 per year), plus $75,000 in immediately vested shares of our common stock, which are paid in quarterly installments. These shares are granted in arrears with the number of shares based on the volume weighted average price for the ten trading days prior to the end of the quarter. The grant date closing market price of our common stock for each quarterly payment on each of 4/2/2019, 7/1/2019, 10/3/2019 and 1/7/2020 was $6.35, $6.28, $7.18, and $7.87, respectively. The Chair of the Audit Committee receives an additional annual retainer of $15,000 and the Chair of the CNG Committee receives an additional annual retainer of $10,000. The annual retainer payable to our independent directors is payable quarterly in arrears. In addition, we reimburse all directors for reasonable out-of-pocket expenses incurred in connection with their services on our Board of Directors.

Effective January 1, 2020, the annual retainer for non-employee directors was increased from $50,000 to $75,000 and the equity compensation increased from $75,000 to $100,000 in immediately vested shares of our common stock. In addition, the Lead Director will receive an additional annual retainer of $20,000. Quarterly meeting fees and committee chair annual retainers were not changed.

Principal Executive Officer Pay Ratio

Set forth below is a reasonable estimate of the ratio of annual total compensation of the Company’s principal executive officer (“PEO”) to the median of the annual total compensation of all employees, other than the PEO. The Company views the Executive Committee, consisting of Mr. Barnes, its Executive Chairman, and Mr. Ilany, its Chief Executive Officer, collectively as the Company’s PEO.
In 2019, we identified the median employee (such person, the “Median Employee”) by using as our consistently applied compensation measure, 2019 gross earnings, as reported on Form W-2 (“W-2 gross earnings”), for all individuals who were employed by the Company and its subsidiaries on December 31, 2019, other than our principal executive officers. We included all employees, whether employed on a full-time, part-time or seasonal basis, and we did not annualize the compensation of any full-time employee who was employed for less than the full 2019 calendar year. We believe that the use of W-2 gross earnings is an appropriate measure by which to determine the Median Employee because it accurately represents annual compensation earned by our employees.

Messrs. Barnes and Ilany had 2019 annual total compensation of $1,897,227 and $3,015,508, respectively, as reflected in the Summary Compensation Table included in this Proxy Statement under “Executive Compensation—Summary Compensation”. Using the same methodology used to calculate Messrs. Barnes and Ilany’s 2019 total compensation in the Summary Compensation Table, our Median Employee’s total compensation for 2019 was $60,026.48. As a result, we estimate that Messrs. Barnes’s and Ilany’s 2019 annual total compensation was approximately 31.61 times and 50.24 times, respectively, that of our Median Employee.
Because the SEC rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on the employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio for the Company.
Corporate Governance Guidelines
Our Board of Directors has adopted Corporate Governance Guidelines that address significant issues of corporate governance and set forth procedures by which our Board of Directors carries out its responsibilities. Among the areas addressed by the Corporate Governance Guidelines are director qualification standards, director responsibilities, director relationships and access to management and independent advisors, director compensation, director orientation and continuing education, management succession, annual performance evaluation of the Board of Directors and management responsibilities. Our CNG Committee is responsible for assessing and periodically reviewing the adequacy of the Corporate Governance Guidelines and will recommend, as appropriate, proposed changes to the Board of Directors.
Code of Business Conduct and Ethics
Our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to our directors, executive officers (including our principal executive officer and principal financial and accounting officer) and employees, as well as employees of any person or its affiliates that provide services to us. The Code of Business Conduct and Ethics was designed to assist our directors, executive officers and employees, as well as employees of any person or its affiliates that provide services to us, in complying with the law, resolving moral and ethical issues that may arise and in complying with our policies and procedures. Among the areas addressed by the Code of Business Conduct and Ethics are compliance with applicable laws, conflicts of interest, use and protection of our Company’s assets, confidentiality, communications with the public, accounting matters, record keeping and discrimination and harassment.
We intend to satisfy our disclosure obligations under Item 5.05 of Form 8-K related to amendments or waivers of the Code of Business Conduct and Ethics by posting such information on our corporate website.
Stockholder Engagement and Communications with our Board of Directors
We have discussions with a variety of our stockholders throughout the year including one-on-one meetings and participation at investor conferences. In addition, we have a process by which stockholders and other parties may communicate with our Board of Directors, our independent directors as a group or our individual directors. Any such communications may be sent to our Board of Directors in writing and should be directed to the Board of Directors, a committee, the independent directors as a group, or an individual director at Tiptree Inc., 299 Park Avenue, 13th Floor, New York, NY, 10171, Attn: Secretary, who will forward all such communications on to the intended recipient. In addition, stockholder communications can be directed to our Board of Directors, a committee, the independent directors as a group or an individual director by calling our Corporate Governance Hotline at (844) 877-5474. Any such communications may be made anonymously.

Director Attendance at Annual Meetings
Pursuant to our Corporate Governance Guidelines, we expect each member of our Board of Directors to attend each annual meeting of stockholders. Last year, all of the directors attended the annual meeting of stockholders.
Identification of Director Candidates
As stated in the CNG Committee Charter, the CNG Committee assists our Board of Directors in identifying and reviewing director candidates to determine whether they qualify for membership on the Board and for recommending to the Board nominees to be considered for election at our annual meeting of stockholders.
In making recommendations to our Board of Directors, the CNG Committee considers such factors as it deems appropriate. Though the Company does not have a formal policy addressing diversity, the Board of Directors and the CNG Committee believe that diversity is an important attribute of the members who comprise our Board of Directors and that members should represent an array of backgrounds and experiences and should be capable of articulating a variety of viewpoints. As such, directors should have diversity with respect to background, skills and expertise, industry knowledge and experience. The CNG Committee uses the following general criteria for identifying director candidates:

•	Directors should possess senior level management and decision-making experience;

•	Directors should have a reputation for integrity and abiding by exemplary standards of business and professional conduct;

•	Directors should have the commitment and ability to devote the time and attention necessary to fulfill their duties and responsibilities to the Company and its stockholders;

•
Directors should be highly accomplished in their respective fields, with leadership experience in corporations or other complex organizations, including government, educational and military institutions;

•	In addition to satisfying the independence criteria described in the Corporate Governance Guidelines, independent directors should be able to represent all stockholders of the Company;

•
Directors who are expected to serve on a committee of the Board of Directors shall satisfy applicable legal requirements and other criteria established by any securities exchange on which our common stock is listed; and

•	Directors should have the ability to exercise sound business judgment to provide advice and guidance to the Chief Executive Officer and Executive Chairman with candor.
The foregoing general criteria apply equally to the evaluation of all potential independent and management director nominees, including those individuals recommended by stockholders.
The Board of Directors’ assessment of a director candidate’s qualifications also includes consideration of diversity, age, skills and experience in the context of the needs of the Board of Directors.
Our CNG Committee may solicit and consider suggestions of our directors or our management regarding possible nominees. Our CNG Committee may also procure the services of outside sources or third parties to assist in the identification of director candidates.
Our CNG Committee may consider director candidates recommended by our stockholders. Our CNG Committee will apply the same standards in considering candidates submitted by stockholders as it does in evaluating candidates submitted by members of our Board of Directors or our management. Any recommendations by stockholders should follow the procedures outlined under “Additional Information — Stockholder Proposals” in this proxy statement and in our Bylaws.

Executive Sessions of Independent Directors
In accordance with our Corporate Governance Guidelines, the independent directors serving on our Board of Directors are given an opportunity at each meeting to meet in executive session without the presence of any directors or other persons who are part of our management. Our executive sessions were chaired by our Lead Director, Ms. Goldwasser. Interested parties may communicate directly with our Lead Director or our independent directors as a group through the process set forth above under “Communications with our Board of Directors.”
Current Board Leadership Structure
Our Board of Directors is led by Michael G. Barnes, the Chairman of our Board of Directors, and our Executive Chairman.
Because the Chairman of the Board of Directors is not independent, the Board of Directors appointed Ms. Goldwasser to serve as the Company’s Lead Director and preside at executive sessions of the independent directors and at meetings of the Board of Directors when the Chairman is not present.
To help ensure that the Board of Directors carries out its oversight responsibilities, our Corporate Governance Guidelines require the Board of Directors as a whole to maintain independence from management. Pursuant to the Corporate Governance Guidelines, a majority of the Board of Directors must be independent. As of the date hereof, five of our current seven directors have been determined to be independent.
Board’s Role in Risk Oversight
Our Board of Directors oversees our business in general, including risk management and performance of the Executive Chairman, Chief Executive Officer and other members of senior management, to assure that the long-term interests of the stockholders are being served. Each committee of our Board of Directors is also responsible for reviewing the risk exposure related to such committee’s areas of responsibility and providing input to senior management on such risks.
Management and our Board of Directors have a process to identify, analyze, manage and report all significant risks facing us. Our Executive Chairman and Chief Executive Officers will regularly report to the Board of Directors on significant risks facing us, including legal, financial, operational and strategic risks. The Audit Committee reviews with senior management significant risks related to the Company and periodically reports to the Board of Directors on such risks.
In addition, pursuant to its charter, the Audit Committee is responsible for reviewing and discussing the Company’s business risk management process, including the quality and integrity of the Company’s financial statements, and accounting and reporting processes, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s internal audit function. Furthermore, the Audit Committee evaluates key financial statement issues and risks, their impact or potential effect on reported financial information and the process used by management to address such matters. At each Audit Committee meeting, management briefs the committee on the current business and financial position of the Company, as well as such items as internal audits and independent audits.
Compensation Risk Assessment
The CNG Committee assessed our compensation policies and practices to evaluate whether they create risks that are reasonably likely to have a material adverse effect on the Company. Based on its assessment, the CNG Committee concluded that the Company’s compensation policies and practices, in conjunction with the Company’s existing processes and controls, do not create incentives to take risks that are reasonably likely to have a material adverse effect on the Company.
CNG Committee Interlocks and Insider Participation
The following non-employee directors are the current members of the CNG Committee of the Board of Directors: Messrs. Friedman, Mack and Smith and Mses. Goldwasser and Mielle. During 2019, none of the

Company’s executive officers served as a director or member of the corporate governance committee of any other entity whose executive officers served on the Company’s Board of Directors or CNG Committee.

Prohibition of Hedging and Pledging Transactions

Our Tiptree Inc. Securities Trading Policy (“Insider Trading Policy”) prohibits short sales of and option trading on Tiptree stock and prohibits our directors and officers, other employees of Tiptree subject to the Insider Trading Policy and their respective designees from engaging in hedging transactions, such as (but not limited to) zero-cost collars, equity swaps, exchange funds and forward sale contracts, that may allow such individual to continue to own Tiptree securities without the full risks and rewards of ownership.  Our Insider Trading Policy also prohibits holding Tiptree securities in a margin account or otherwise pledging Tiptree securities as collateral for a loan.

CONTINUING DIRECTORS
The following table and biographical descriptions set forth certain information, as of March 31, 2020, with respect to each continuing director.

Name	Age	Director Since
Class II
Michael G. Barnes (Chairman of the Board and Executive Chairman)	53	August 2010
John E. Mack (Chairman of the Audit Committee)	72	May 2015
Dominique Mielle	51	January 2020
Class III
Lesley Goldwasser (Lead Independent Director)	58	January 2015
Jonathan Ilany	66	August 2010

Michael G. Barnes has been a member of our Board of Directors since August 2010, and he currently serves as the Chairman of our Board of Directors. He is also the Company’s Executive Chairman and a member of the management executive committee. Mr. Barnes has been Executive Chairman of Tiptree Operating Company, LLC (“Operating Company”) since July 1, 2013. In addition, Mr. Barnes is a founding partner and principal of Corvid Peak Holdings, L.P., formerly known as Tricadia Holdings, L.P., and its affiliated companies. Prior to the formation of Corvid Peak in 2003, Mr. Barnes spent two years as Head of Structured Credit Arbitrage within UBS Principal Finance LLC, a wholly owned subsidiary of UBS Warburg, which conducted proprietary trading on behalf of the firm. Mr. Barnes joined UBS in 2000 as part of the merger between UBS and PaineWebber Inc. Prior to joining UBS, Mr. Barnes was a Managing Director and Global Head of the Structured Credit Products Group of PaineWebber. Prior to joining PaineWebber in 1999, he spent 12 years at Bear Stearns & Co. Inc. (“Bear Stearns”), the last five of which he was head of their Structured Transactions Group. Mr. Barnes received his A.B. from Columbia College.

Mr. Barnes was selected and qualified to serve as a member of our Board of Directors because of his extensive senior level experience in the investment management industry and his extensive knowledge of our business and industries.

John E. Mack has been a member of our Board of Directors since May 2015 and currently serves as Chairman of the Audit Committee. Mr. Mack has over 40 years of international banking and financial business management experience. Mr. Mack is also a member of the board of directors of Incapital Holdings LLC and Searchlight Minerals Corp.  From January 2010 to March 2015, Mr. Mack was Vice Chairman and a director of Islandsbanki hf located in Reykjavik, Iceland. He was also a member of the board of directors of Medley Capital Corporation from 2011 until March 2019, of GlobalMin Ventures Inc. from 2014 to 2018, and of Residential Capital LLC from 2011 to 2013. From November 2002 through September 2005, Mr. Mack served as Senior Managing Executive Officer and Chief Financial Officer of Shinsei Bank, Limited in Tokyo, Japan. Prior to joining Shinsei Bank and for more than twenty-five years, Mr. Mack served in senior management positions at Bank of America and its predecessor companies, including twelve years as Corporate Treasurer of NationsBank Corporation and NCNB Corporation. Mr. Mack holds an MBA from the University of Virginia Darden School of Business and received his bachelor’s degree in Economics from Davidson College.

Mr. Mack was selected and qualified to serve as a member of our Board of Directors because of his experience in senior management positions at large financial institutions and his extensive experience in finance, accounting and regulatory issues. In addition, his tenure in the financial services industry and service as a director of both public and private companies provide industry-specific knowledge and expertise to our Board of Directors.

Dominique Mielle was appointed as a member of our Board of Directors on January 23, 2020. Ms. Mielle was a partner and senior portfolio manager at Canyon Partners, where she worked from 1998 to 2017, focusing on the transportation, technology, retail and consumer products sectors, corporate and municipal bond securitizations and leading Canyon’s collateralized loan obligations business. She was named one of the “Top 50 Women in Hedge Funds” by Ernst & Young in 2017. Prior to joining Canyon in 1998, Ms. Mielle worked at Libra Investments, Lehman Brothers and Credit Lyonnais. Since April 2019, Ms. Mielle has been a director of PG&E Corporation and Pacific Gas and Electric Company, where she is the chair of the audit committee. Since 2018, she has been a director of Anworth Mortgage Asset Corporation, a mortgage REIT investment firm, where she is the chair of the compensation committee and serves on the audit and compensation, nominating and corporate governance committees. Ms. Mielle also has been a director of Studio City International since 2018, where she is the chair of the nominating and corporate governance committee and serves on the compensation and audit and risk committees. Ms. Mielle graduated with an M.B.A. (Finance) from Stanford University and a Master in Management degree from Ecole des Hautes Etudes Commerciales in France (HEC Paris).

Ms. Mielle was selected and qualified to serve as a member of our Board of Directors because of her extensive financial services industry experience on Wall Street, investing in fixed income and leading capital structure optimizations and restructurings.

In accordance with the Charter of the Audit Committee, the Board of Directors has determined that Ms. Mielle’s simultaneous service on the audit committees of three additional public companies does not impair her ability to effectively serve also on our Audit Committee.

Lesley Goldwasser has been a member of our Board of Directors since January 2015. Ms. Goldwasser has been a Managing Partner of GreensLedge Capital Markets LLC (“GreensLedge”) since September 2013. Prior to joining GreensLedge, Ms. Goldwasser was associated with Credit Suisse Group AG (“Credit Suisse”) as a Managing Director from September 2010 to November 2013, where she had global responsibility for the Hedge Fund Strategic Services unit. Before Credit Suisse, Ms. Goldwasser spent 12 years at Bear Stearns where she was co-head of Global Debt and Equity Capital Markets units and had global responsibility for structured products. Prior to her tenure at Bear Stearns, Ms. Goldwasser spent 12 years at Credit Suisse in a variety of management positions, including responsibility for both the Asset Backed and Non-Agency Mortgage Trading Desks. Ms. Goldwasser is a graduate of the University of Cape Town, South Africa.

Ms. Goldwasser was selected and qualified to serve as a member of our Board of Directors because of her diverse and extensive business and financial experience across a variety of investment banking disciplines.

Jonathan Ilany is our Chief Executive Officer and a member of our Executive Committee. He is also a member of our Board of Directors. From February 2015 to November 2015, Mr. Ilany was our Co-Chief Executive Officer. From October 2014 until February 2015, he was our Executive Vice President, Head of Mortgage Finance and Asset Management. Mr. Ilany served as a director of Rescap, a subsidiary of Ally Bank from November 2011 until December 2013. From 2005 until 2018, Mr. Ilany was a private investor and passive partner at Mariner Investment Group (“Mariner”). Mr. Ilany was a partner at Mariner from 2000 until 2005, responsible for hiring and setting up new trading groups, overseeing risk management, and serving as a senior member of the Investment Committee and Management Committee. From 1996 until 2000, Mr. Ilany was a private investor. From 1982 until

1995, Mr. Ilany held various senior management roles at Bear Stearns, including as a Senior Managing Director and a member of the board of directors. From 1980 until 1982, Mr. Ilany worked at Merrill Lynch. From 1971 until 1975, Mr. Ilany served in the armored corps of the Israeli Defense Forces, and he was honorably discharged holding the rank of First Lieutenant. Mr. Ilany received his B.A. and M.B.A. from the University of San Francisco.

Mr. Ilany was selected and qualified to serve as a member of our Board of Directors because of his extensive risk management and senior managerial experience in the financial services industry, his board experience and his experience with investing in real estate and real estate-related assets and extensive knowledge of our business and industries.
EXECUTIVE OFFICERS
Set forth below is the background information regarding each of our executive officers as of March 31, 2020, other than Messrs. Barnes and Ilany, whose biography are above, under “Continuing Directors”.
Sandra Bell, age 62, has been our Chief Financial Officer since July 2015. Ms. Bell brings over 35 years of business experience in the financial services and energy industries, both as a public company Chief Financial Officer and as an investment banker. Prior to joining the company, Ms. Bell served as Chief Financial Officer of Prospect Mortgage, LLC (“Prospect”), a private equity owned mortgage originator and servicer, overseeing all financial activities, including strategic planning, treasury, financial reporting, bank and rating agency relationships and investor relations. Prior to joining Prospect, from 2008 to 2011, Ms. Bell served as Chief Financial Officer of PHH Corporation (“PHH”), a publicly traded, multi-divisional financial services company engaged in the private label mortgage services and fleet management businesses. Prior to PHH, Ms. Bell served as Executive Vice President and Chief Financial Officer of the Federal Home Loan Bank of Cincinnati. Prior to assuming her position at the Federal Home Loan Bank, Ms. Bell had been a Managing Director at Deutsche Bank Securities, where she had been employed for 13 years. Ms. Bell received a Bachelor of Arts degree in Economics from The Ohio State University and a Masters in Business Administration from Harvard Business School.
Neil C. Rifkind, age 53, has been our Vice President, General Counsel and Secretary since July 2013. From 2011 until July 2013, Mr. Rifkind was Special Counsel at the law firm of Schulte Roth & Zabel LLP, specializing in mergers and acquisitions and securities law. From 2006 through 2010, he was an associate at Schulte Roth & Zabel LLP. From 1998 until 2006, Mr. Rifkind was an associate at the law firm of Fried, Frank, Harris, Shriver & Jacobson LLP. Mr. Rifkind received a J.D. from Boston University School of Law, an M.A. in Philosophy from the University of Toronto and an A.B. in Philosophy from the University of Chicago.

PROPOSALS TO BE VOTED ON
PROPOSAL 1: ELECTION OF DIRECTORS
Our Board of Directors is classified into three classes: Class I, consisting of Paul M. Friedman and Bradley E. Smith, to hold office for a term expiring at the Annual Meeting of stockholders; Class II, consisting of Michael G. Barnes, John E. Mack and Dominique Mielle, to hold office for a term expiring at the 2021 annual meeting, and Class III, consisting of Jonathan Ilany and Lesley Goldwasser, to hold office for a term expiring at the 2022 annual meeting.
Our Fourth Amended and Restated Bylaws (“Bylaws”) provide that a majority of the entire Board of Directors may establish, increase or decrease the number of directors, provided that the number of directors shall never be less than one (1), which is the minimum number required by the Maryland General Corporation Law, nor more than fifteen (15).

Information Regarding the Nominees for Election
The following table and biographical descriptions set forth certain information, as of March 31, 2020, with respect to each nominee for election as director at the Annual Meeting. Messrs. Friedman and Smith each currently serve as a director.
All nominees for director have consented to be named and have agreed to serve as directors if elected. We have no reason to believe that any of the nominees will be unable to accept election as a director. However, in the event that one or more nominees are unable or unwilling to accept election or are unable to serve for any reason, the persons named as proxies or their substitutes will have authority, according to their judgment, to vote or refrain from voting for such substitute as may be designated by the Board of Directors.

Nominees for Election as Class I Directors	Age	Director Since
Paul M. Friedman (Chairman of the CNG Committee)	64	August 2016
Bradley E. Smith	63	July 2013

Paul M. Friedman has been a member of our Board of Directors since August 2016. From November 2009 to March 2015, Mr. Friedman served as the Senior Managing Director and Chief Operating Officer of Guggenheim Securities LLC. From June 2008 to October 2009, Mr. Friedman served as a Managing Director of Mariner. Mr. Friedman spent 27 years at Bear Stearns from 1981 to 2008, most recently holding the position of Chief Operating Officer of its Fixed Income Division. Mr. Friedman serves as the Lead Director and the chairman of the Compliance Committee of Oppenheimer Holdings Inc. and on the board of directors of Great Ajax Corp. Mr. Friedman has a M.S. in Finance and Accounting from New York University, Stern School of Business, and a B.A. in Economics from Colgate University.

Mr. Friedman was selected and qualified to serve as a member of our Board of Directors because of his diverse and extensive business and financial experience as well as his experience on the boards of other public companies.

Bradley E. Smith has been a member of our Board of Directors since July 2013. Mr. Smith was a member of the board of directors of TFP from June 2007 to July 2013. He is the founder of Kahala Capital Advisors LLC, a private investment firm, and of Kahala Aviation Ltd., a commercial aircraft leasing company. Prior to Kahala Capital, Mr. Smith worked for almost 20 years in banking in New York and Asia. He was employed from 1995 until 2000 at Bear Stearns, where he started that company’s credit derivatives businesses in New York; and later as a Senior Managing Director, based in Tokyo, managing the firm’s fixed income and derivative businesses. Before Bear Stearns, Mr. Smith spent 10 years with Bankers Trust Company (“Bankers Trust”) as a syndicate manager in its loan syndications group, where he was responsible for the syndication of some of the largest leveraged loan financings ever completed. Afterwards, he transferred to Tokyo and Hong Kong, where he was involved in Bankers Trust’s credit trading businesses in Asia. In his last position at Bankers Trust, Mr. Smith was one of the founders of that bank’s credit derivatives business. Mr. Smith holds a B.A. from St. Joseph’s University and an M.B.A. from the American Graduate School of International Management.
Mr. Smith was selected and qualified to serve as a member of our Board of Directors because of his knowledge as a private investor and entrepreneur, experience involving large complex financial transactions and his extensive international relationships.
Vote Required and the Recommendation of the Board
The vote of a plurality of all of the votes cast at the Annual Meeting, assuming a quorum is present, is necessary for the election of each Class I director. Therefore, the two nominees for director receiving the most “FOR” votes will be elected. For purposes of the election of directors, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
“FOR”
ALL DIRECTOR NOMINEES.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 We are asking our stockholders to ratify our audit committee's appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 31, 2020. Deloitte has audited our financial statements as of and for the years ended December 31, 2019 and 2018. A representative of Deloitte will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.
Audit and Non-Audit Fees
The following table presents the approximate aggregate fees billed by Deloitte, our independent registered public accounting firm for services performed with respect to fiscal 2019 and 2018:

($ in thousands)	2019	2018
Audit Fees(1)	$4,075	$3,503
Audit-Related Fees(2)	$355	$853
Tax Fees(3)	$1,116	$1,275
All Other Fees(4)	2	—
Total Fees	$5,548	$5,631

(1)	Fees related to our annual audit, review of our quarterly reports on Form 10-Q, and review of documents filed with the SEC.

(2)	Fees related to procedures associated with the adoption of new accounting standards, due diligence related to acquisitions, and other attest services not required by statute or regulation.

(3)	Fees related to tax compliance services and tax preparation services.

(4)	Fees for other incidental expenses.

Pre-Approval Policies and Procedures of the Audit Committee
The Audit Committee has sole authority (with the input of management) to approve in advance all engagements of our independent registered public accounting firm for audit or non-audit services. All services provided by Deloitte in 2018 and 2019 were pre-approved by the Audit Committee. The Audit Committee has determined that the non-audit services provided by the Company’s independent registered public accounting firms are compatible with maintaining the accounting firm’s independence.
Ratification
The Board of Directors asks stockholders to ratify the selection of Deloitte as our independent registered public accounting firm. Stockholder ratification of the appointment of Deloitte as our independent registered public accounting firm is not required by our Bylaws or other governing documents. However, the Board of Directors is submitting the appointment of Deloitte to the stockholders for ratification as a matter of good corporate governance. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.
Vote Required and the Recommendation of the Board
The affirmative vote of a majority of all of the votes cast at the Annual Meeting, assuming a quorum is present, is required for approval of Proposal 2. For purposes of the vote on Proposal 2, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE
“FOR”
RATIFICATION OF THE APPOINTMENT OF DELOITTE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION
 We are requesting our stockholders to vote to approve, on an advisory basis, the compensation of our named executive officers as set forth in this Proxy Statement. Specifically, this Proposal 3, commonly known as a “Say-On-Pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any particular form of compensation but rather the overall compensation of our named executive officers and the philosophy, policies and practices of our executive compensation program described under the captions “Compensation Discussion and Analysis” and “Executive Compensation” below. The vote for this Proposal 3 is advisory and is, therefore, not binding upon the CNG Committee, our Board of Directors or the Company.
As described in detail under the heading “Compensation Discussion and Analysis,” our compensation program is intended to reward our leadership for performance and to align our leadership’s interests with those of our other stockholders on an annual and long-term basis. We encourage you to carefully review the section of this Proxy Statement entitled “Compensation Discussion and Analysis” for additional details on our executive compensation program as well as the reasons our CNG Committee determined the structure and amounts of the 2019 compensation of our named executive officers. The vote for this Proposal 3 is advisory and is, therefore, not binding upon the CNG Committee, our Board of Directors or the Company.
We are asking our stockholders to indicate their support for the compensation of our named executive officers as set forth in this Proxy Statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
 “RESOLVED, that the stockholders of Tiptree Inc. approve, on an advisory basis, the compensation of Tiptree Inc.’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, executive compensation tables and narrative discussion, as set forth in this Proxy Statement.”

Vote Required and the Recommendation of the Board

For Proposal 3 (advisory (non-binding) vote on executive compensation), the affirmative vote of a majority of all of the votes cast at the Annual Meeting, assuming a quorum is present, is required for approval of Proposal 3. For purposes of the vote on Proposal 3, abstentions and broker non- votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum. Regardless of how the stockholders vote on this matter, this vote is advisory and not binding on the Board of Directors, the CNG Committee or the Company in any way, and the Board of Directors or the CNG Committee may determine that it is in the best interest of the Company to either maintain the current executive compensation structure or modify the compensation structure.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE
“FOR”
PROPOSAL 3.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation philosophy and program, and the decisions made by our CNG Committee with respect to the same for 2019. The discussion below is intended to help you understand the detailed information for our named executive officers (“NEOs”) provided in the executive compensation tables that follow this discussion and to help place the specific pay decisions made for 2019 in context within our overall compensation program. Our NEOs are Michael Barnes, our Executive Chairman, Jonathan Ilany, our Chief Executive Officer, Sandra Bell, our Chief Financial Officer, and Neil Rifkind, our General Counsel and Secretary.

Guiding Principles and Compensation Policies

Tiptree’s executive compensation program is intended to reward our leadership for performance and to align our leadership’s interests with those of our other stockholders on an annual and long-term basis. Our CNG Committee has developed the following guiding principles for our executive compensation program:

•
Pay for performance, with a significant percentage of compensation tied to the Company’s performance, including by tying a significant portion of the equity compensation of our NEOs to the Company’s goals of generating long-term stockholder value;

•	Align executive compensation with stockholder interests;

•	Provide incentives to close the gap between the Company’s book value per share and stock trading price;

•	Balance rewarding short-term and long-term performance to focus on long-term value creation;

•	Retain current management, encourage loyalty and effectively attract new executives over time by providing competitive levels of compensation; and

•	Make our executive compensation practices transparent.

Consistent with the foregoing, our executive compensation program has three primary elements: salary, performance-based annual cash incentive awards and annual long-term equity incentive awards. As described further in the table below, each element of our compensation program is tailored to incentivize performance in a specific area that we believe will promote sustained economic value over time. In addition, on a case by case basis, the Company has awarded initial cash or equity grants to attract talented executives.

Element	Form of Compensation	Pay for Performance	Primary Objectives
Base Salary	Fixed Cash	Adjustments to base salary take into account individual performance	Attract and retain talented executives while avoiding a high fixed cost structure
Annual Cash Incentive Awards	Variable Cash	Awards based on an earnings metric of the Company, as adjusted by the CNG Committee, and individual performance	Reward the achievement of key short-term metrics
Annual Long-Term Equity Incentive Awards	Variable Equity	Awards based on an earnings metric of the Company, as adjusted by the CNG Committee, and individual performance	Align executive interests with long-term stockholder value
	Restricted stock units (“RSUs”) subject to time-based vesting	Time-based vesting encourages retention; potential increased value gained through stock appreciation
	Time- and performance-based options	Time-based vesting encourages retention; potential value gained is dependent on stock trading price increase

Our CNG Committee is responsible for our executive compensation program design and administration, including evaluation of management performance and a review of our compensation programs and awards. Tiptree is managed by a management Executive Committee consisting of Michael G. Barnes, our Executive Chairman and Jonathan Ilany, our CEO. The Executive Committee is responsible for strategic planning, capital allocation among Tiptree’s businesses, overseeing M&A activity and risk management. Our Executive Committee provides the CNG

Committee with preliminary recommendations for the discretionary elements of the compensation of the NEOs other than those on the Executive Committee. However, the CNG Committee approves the compensation for all NEOs, including the Executive Chairman and CEO.

Below is a summary description of the Company’s significant compensation policies.

What We Do
✓	Pay for performance	✓	Use an independent compensation consultant
✓	Grant equity-based awards as a significant portion of our NEOs annual variable compensation	✓	Prohibit NEOs from shorting, pledging or hedging Tiptree stock (see “Corporate Governance Matters - Prohibition of Hedging and Pledging Transactions”)
✓	Mitigate risk through a clawback policy	✓	CNG Committee reserves right to exercise negative discretion
✓	Individual grant limits under our omnibus equity plan

What We Don’t Do
✓	No perquisites to NEOs other than reimbursement of medical and transportation costs and home IT network	✓	No recycling of shares used to pay the taxes on vested RSUs
✓	No Section 280G or 409A tax gross-ups	✓	No guaranteed bonus arrangements with our NEOs
✓	No defined benefit pensions or supplemental retirement programs	✓	No repricing of underwater stock options

We mitigate risk, in part, through our Incentive Compensation Clawback Policy. If the Company files an accounting restatement, then, with respect to any recipient of an award under the Company’s plans whose misconduct led to the restatement, the CNG Committee may, at its discretion, require any bonus (whether in the form of cash, RSUs or options) paid or granted to such recipient based on the incorrect financial statements, be repaid to the Company in an amount determined by the CNG Committee. In addition, any bonus (whether in the form of cash, RSUs or options) paid or granted to the recipient will be subject to clawback to the maximum extent required to comply with the Dodd-Frank Act.

Named Executive Officers

Our NEOs are the executive officers whose compensation is discussed in this CD&A and whose compensation is shown in the compensation tables that follow this CD&A in this proxy statement. For 2019, our NEOs are listed in the table below, which shows the base salary and incentive compensation awarded to our NEOs for their performance in 2019 in the manner that it was considered by the CNG Committee. When we refer to total compensation figures of our NEOs as they relate to 2019 in this CD&A we are referring to annual base salary paid in 2019, and cash bonuses and equity awards granted for 2019 performance but paid or granted, as applicable, in early 2020.

For purposes of determining equity grants to our NEOs, our CNG Committee starts with a dollar amount (the “Par Value”) and determines the number of shares or options based on the volume weighted average price (the “VWAP”) of the Company's common stock for the 10 trading days prior to the grant date. The amounts presented below with respect to the stock awards and option awards are the Par Value of such grants. These amounts differ from the amounts for the same columns included in the Summary Compensation Table because they are valued using a different valuation method and because SEC rules require us to include the grant date fair value of equity awards based on the date of actual grant rather than the performance year in which they were earned. For example, the awards shown in the Summary Compensation Table for 2019, 2018 and 2017 were granted in each of those years but were based on 2018, 2017 and 2016 performance, respectively.

For 2017, Mr. Barnes was an employee of Corvid Peak (formerly known as Tricadia). Accordingly, Mr. Barnes was not directly compensated by Tiptree. Effective February 1, 2018, Mr. Barnes entered into an employment agreement with Operating Company and began to receive compensation from Tiptree.
EXECUTIVE COMPENSATION (CNG Perspective)

Name and Title	Performance Year	Salary ($)	Cash Bonus ($)	Stock Awards(1) ($)	Option Awards ($) (1)	Other Compensation (5)	Total ($)
Michael G. Barnes(2) Executive Chairman	2019	$300,000	$1,120,499	$611,181	$305,591	$41,285	$2,378,556
	2018	$300,000	$522,973	$285,258	$142,629	$9,420	$1,260,280
	2017	$100,000	$500,681	$273,098	$136,549	$8,640	$1,018,968

Jonathan Ilany Chief Executive Officer	2019	$600,000	$1,680,748	$916,772	$458,386	$81,598	$3,737,504
	2018	$600,000	$784,460	$427,887	$213,944	$58,369	$2,084,660
	2017	$600,000	$801,088	$436,958	$218,479	$78,606	$2,135,131

Sandra Bell(3) Chief Financial Officer	2019	$400,000	$460,000	$115,000	—	$7,800	$982,800
	2018	$400,000	$420,000	$105,000	—	$9,420	$934,420
	2017	$400,000	$420,000	$105,000	—	$8,640	$933,640

Neil C. Rifkind(4) VP, General Counsel and Secretary	2019	$375,000	$460,000	$115,000	—	$7,800	$957,800
	2018	$375,000	$440,000	$110,000	—	$9,420	$934,420
	2017	$375,000	$440,000	$110,000	—	$8,640	$933,640

(1)	The Par Value of such equity grants is presented in these columns.

(2)	Mr. Barnes did not receive compensation directly from Tiptree for 2017.

(3)
Ms. Bell’s stock award amounts for performance years 2019, 2018 and 2017 represent the Par Value of the RSU issuances on February 20, 2020, February 26, 2019 and February 26, 2018, respectively. All unvested RSUs vest ratably over three years on the February 15th of each successive year.

(4)
Mr. Rifkind’s stock award amounts for performance years 2019, 2018 and 2017 represent the Par Value of the RSU issuances on February 20, 2020, February 26, 2019 and February 26, 2018, respectively. All unvested RSUs vest ratably over three years on the February 15th of each successive year.

(5)
For Ms. Bell and Mr. Rifkind for 2019, 2018 and 2017, and for Mr. Barnes for 2018 and 2017, this represents premiums paid by the Company to our group health insurance provider under a medical expenses reimbursement plan (the “MERP”). Mr. Barnes’s $41,285 of other compensation in 2019 consists of $7,800 attributable to the MERP, $19,294 attributable to travel reimbursements and $14,191 of reimbursement for taxes associated with such travel reimbursements. Mr. Ilany’s $81,598 of other compensation in 2019 consists of $7,800 attributable to the MERP, $15,832 attributable to travel reimbursements, $15,270 that the Company paid in connection with maintaining the IT infrastructure in Mr. Ilany’s home office and $42,696 of reimbursements for taxes associated with such travel and IT reimbursements. Mr. Ilany’s $58,369 of other compensation in 2018 consists of $9,420 attributable to the MERP, $18,300 attributable to travel reimbursements, $15,810 attributable to reimbursement for taxes associated with such travel reimbursements and $14,839 that the Company paid in connection with maintaining the IT infrastructure in Mr. Ilany’s home office. Mr. Ilany’s $78,606 of other compensation in 2017 consists of $8,640 attributable to the MERP, $26,075 attributable to travel reimbursements and $25,002 attributable to reimbursement for taxes associated with such travel reimbursements and $18,888 that the Company paid in connection with maintaining the IT infrastructure in Mr. Ilany’s home office.

Use of Independent Compensation Consultant

The CNG Committee engaged CAP to serve as its independent compensation consultant during 2019. CAP received instructions from, and reported to, the CNG Committee on an independent basis. CAP was also authorized by the CNG Committee to share with and request and receive from management specified information in order to prepare for CNG Committee meetings.

The CNG Committee requested CAP’s advice on a variety of matters, including the design of our executive compensation program and the compensation opportunities under it, compensation strategy, market comparisons, pay and performance alignment, the advisability of peer benchmarking, executive pay trends, compensation best practices, compensation-related legislative updates and related rulemaking, and compensation plan designs and modifications. The CNG Committee met with CAP, both with and without management present, on several occasions during 2019 with respect to compensation decisions for 2019 performance. The CNG Committee assessed the independence of CAP pursuant to SEC and NASDAQ rules, and concluded that no conflict of interest exists that would prevent CAP from independently representing the CNG Committee. During 2019, CAP did not provide any services to the Company or its affiliates other than advising the CNG Committee on executive officer compensation.

The CNG Committee does not currently use benchmarking or comparative data in making compensation decisions.

2019 Company Performance

During 2019 and early 2020, in furtherance of our strategy to grow sustainable earnings and Adjusted EBITDA, we executed on several strategic objectives:
Overall:

•	Delivered total annual return of 8.2%, as measured by growth in book value per share plus dividends paid.

•	In 2019, we purchased and retired 1,472,730 shares of our Common Stock for $9.1 million.

•	Increased our dividends for the third consecutive year to $0.155 per share, a 14.8% increase over the prior year.

Tiptree Insurance:

•	Gross written premiums for 2019 were $1,015.3 million, up 17.0% from the prior year. Net written premiums were $537.2 million, up 15.1%, driven by growth in all product lines.

•	Our insurance investments earned a total return of 5.4%, up from 0.3% from the prior year period, driven primarily by improved mark-to-market on equities.

•
In January 2020, we acquired Smart AutoCare, a vehicle warranty administrator in the United States. The transaction valued the business at $160 million of enterprise value, inclusive of $50 million of earn out consideration, representing a multiple of 8.3x modified cash EBITDA (excluding anticipated revenue and expense synergies).

•
As part of our strategy to grow our insurance operations in Europe, we acquired a majority interest in Defend in July 2019, an automotive finance and insurance administrator operating in the Czech Republic, Poland, Hungary, Slovakia, and the UK.

Tiptree Capital:

•	Operating EBITDA grew year over year, driven primarily by the inclusion of a full year of our maritime transportation operations and improvements in specialty finance.

•	Increased invested capital, primarily due to additional investments in vessels.
More recently, as investors struggle to fully understand the impact of COVID-19 (Coronavirus) on different business sectors, there has been extraordinary market price volatility. This uncertainty is likely to continue for some time, and may result in unanticipated risks and challenges. Although no industry is unaffected from the dramatic social constraints enacted globally to contain the virus, we currently see a modest direct impact to our own businesses and liquidity positions, and believe we are positioned to absorb the significant changing outlooks for interest rates, commodity prices, global trade and consumer demand. In short, we believe we are positioned to ride out this storm as it evolves but continue to closely monitor the ever changing crisis as it relates to our businesses.

2019 Compensation Highlights

Compensation of our NEOs is largely driven by the financial and strategic performance of the Company. Total compensation of our NEOs related to fiscal 2019, as detailed in the summary table above, was approximately $8.06 million. In approving the compensation program and awards for 2019, the CNG Committee considered a number of factors including, but not limited to, the responsibilities of the executives’ positions, the executives’ experience and contributions, the competitive marketplace for executive talent and corporate performance.

Consistent with Tiptree’s pay for performance philosophy, NEO pay mix is heavily weighted toward variable, performance-based pay, which ties a large portion of compensation to the achievement of our long term performance objectives. The charts below illustrate the fixed versus variable mix of compensation for our NEOs in 2019. As seen in the illustration below, for 2019, only 16.70% of compensation was fixed for the Executive Committee while 83.30% was variable, of which 37.50% was at risk. Only 40.70% of the compensation of the other current NEOs at year-end was fixed while 59.30% was variable, of which 11.90% was at risk.

Fixed compensation consists of base salary and other guaranteed reimbursements such as travel and information technology reimbursements and the premiums paid for executives under our medical expense reimbursement plan, or MERP. Variable compensation consists of any award based on performance and CNG Committee determination (including negative discretion) and at-risk compensation consists of any cash or stock award subject to forfeiture.

2019 Executive Compensation Program and Decisions

Consistent with our compensation philosophy, our 2019 executive compensation program had three primary elements: base salary, performance-based annual cash incentive awards and annual long-term equity incentive awards. Although each element of compensation described below was considered separately, our CNG Committee made its determinations regarding each individual component of the compensation program in the context of the aggregate effect on total compensation for each NEO. For the NEOs, incentive compensation for services in a fiscal year was paid or granted, as applicable, in the first quarter of the following year.

Base Salary

The CNG Committee’s philosophy is to maintain base salaries at a modest level and to use short- and long-term incentive compensation as the primary form of compensation for the NEOs. The 2019 base salaries for the NEOs were as follows and did not increase from 2018:

Name	Base Salary
Michael Barnes	$300,000
Jonathan Ilany	$600,000
Sandra Bell	$400,000
Neil Rifkind	$375,000
Total	$1,675,000

Base salaries for Messrs. Barnes, Ilany and Rifkind and Ms. Bell are based on competitive market rates for experienced executives of comparable organizations.

Incentive Compensation-Pool Determination

Our incentive compensation in 2019 consisted of performance-based annual cash incentive awards and annual long-term equity incentive awards. For 2019 the incentive compensation pool for NEOs was based on a percentage of Adjusted EBITDA (as determined in Annex A) prior to payment of the incentive compensation of the Executive Committee, as presented in the Company’s SEC filings.

The CNG Committee, after consideration of a variety of factors, including the achievements described under “2019 Company Performance” above, approved a 2019 incentive compensation pool based on a percentage of the Company’s Adjusted EBITDA.

Incentive Compensation-Pool Determination — Executive Committee

The CNG Committee established a 2019 incentive compensation pool for the Executive Committee that is equal to 7.5% of Adjusted EBITDA, which was the same percentage as in 2018, allocated as follows:

Percentage of 2019 Adjusted EBITDA
Target
Michael Barnes Executive Chairman	3%
Jonathan Ilany Chief Executive Officer	4.5%

In 2019, the CNG Committee determined to pay the target percentage set forth in the table above to the Executive Committee due to the achievements described under “2019 Company Performance” above. For 2019, the incentive compensation pool for the members of the Executive Committee was allocated 55% in the form of cash, 30% in the form of RSUs with three-year cliff vesting and 15% in the form of performance-vested and time-vested options.

Incentive Compensation-Pool Determination — Other NEOs

For 2019, the CNG Committee established an incentive compensation pool for the NEOs other than the Executive Committee of up to a maximum of 4.5% of Adjusted EBITDA prior to payment of the incentive compensation of the Executive Committee. In 2019, the CNG Committee awarded aggregate incentive compensation to the NEOs other than the Executive Committee in an amount equal to approximately 3.0% of Adjusted EBITDA, in the aggregate, prior to payment of the incentive compensation of the Executive Committee, which was less than the maximum. The actual bonus amount for each applicable executive was determined by the CNG Committee in its discretion in consultation with the Executive Committee, based 50% on the Company’s Adjusted EBITDA relative to the prior year and 50% on the CNG Committee’s qualitative assessment of individual performance for 2019 considering the NEO’s role, leadership responsibilities and retention considerations. For each of the NEOs other than the Executive Committee, 80% of the incentive compensation was allocated in the form of cash and 20% in the form of RSUs that vest ratably over three years. Other than annual vesting rather than cliff vesting, the RSUs for the other NEOs have the same terms as the RSUs granted to the Executive Committee, as described above.

Incentive Compensation-Performance-Based Annual Cash Incentive Awards — Executive Committee

For 2019, the performance-based annual cash incentive award allocation to the Executive Committee was 55% of the available incentive compensation pool for the Executive Committee (with the remaining 45% in the form of annual long-term equity awards as described below). The actual cash incentive awards earned by each member of the Executive Committee in 2019 were as follows:

Name	Annual Cash Incentive Award
Michael Barnes	$1,120,499
Jonathan Ilany	$1,680,748
Total	$2,801,247

Incentive Compensation-Performance-Based Annual Cash Incentive Awards — Other NEOs

For 2019, the Executive Committee made an annual cash incentive payout recommendation for the other NEOs, which was approved by the CNG Committee. In developing recommendations for the other NEOs, the Executive Committee considered the overall performance of Tiptree, as well as the individual performance of each other NEO. For the other NEOs in 2019, on an aggregate basis, annual cash incentives comprised 80% of the incentive compensation awarded with the remaining 20% consisting of RSUs vesting ratably over three years.

Name	Annual Cash Incentive Award
Sandra Bell	$460,000
Neil Rifkind	$460,000
Total	$920,000

Incentive Compensation-Annual Long-Term Equity Incentive Awards

For 2019, the annual long-term equity incentive award allocation to the Executive Committee was 45% of the available incentive compensation pool for the Executive Committee, and was granted 30% in the form of RSUs and 15% in the form of performance- and time-vested options. The number of RSUs granted was determined by dividing 30% of each Executive Committee member’s total dollar amount allocated to him under the 2019 incentive compensation pool by $7.1857, which was the volume weighted average price (the “VWAP”) of the Company's common stock for the 10 trading days prior to the grant date of February 20, 2020. The number of stock options was determined by dividing 15% of each Executive Committee member’s total dollar amount allocated to him under the 2019 incentive compensation pool by a number equal to 25% of the VWAP.

Incentive Compensation-Annual Long-Term Equity Incentive Awards — Executive Committee

The following table describes the number of RSUs and options granted to the Executive Committee members for 2019.

Name	RSU Awards (#)	Option Awards (#)
Michael Barnes	85,055	170,111
Jonathan Ilany	127,583	255,166
Total	212,638	425,277

The grant of RSUs and options was intended to provide significant alignment of the interests of the Executive Committee with other stockholders by tying the compensation of the Executive Committee members to share price appreciation.

RSUs granted to the Executive Committee cliff vest after three years, subject to accelerated vesting on a change of control, termination of employment without cause, as defined below, or by the executive for good reason (as defined in the Employment Agreements) or the executive’s death or disability. All unvested RSUs will be forfeited on the executive’s voluntary termination of employment (other than Retirement (defined below)) or termination of employment for cause (as defined below). RSUs are credited with dividend equivalents from the date of grant through the settlement date. Dividend equivalents are paid in the same form (i.e., cash or stock) as the dividend and on the same dividend payment date as outstanding shares of stock.

The performance-vesting criteria of the stock options are intended to incentivize the Executive Committee to take actions to close the gap between the Company’s GAAP book value per share and stock trading price and to compensate the members of the Executive Committee only if they successfully raise the Company’s stock price over the long-term. The stock options also were intended to encourage the retention of the members of the Executive Committee through the time-vesting criteria.

The exercise price of the stock options granted on February 20, 2020 was $7.25, which was the closing stock price on the date of grant. Each of the stock options has a ten-year term and is subject to the following performance- and time-based vesting criteria (each of which must be met for the stock option to vest):

Performance Vesting: Achievement at any time during the option term of a 20-day volume weighted average stock price plus the sum of actual cash dividends paid following issuance of the option that exceeds the December 31, 2019 book value per share (which was $11.52).

Time Vesting: 1/3 on each of the third, fourth, and fifth anniversaries of the date of grant.

The time-vesting requirement of the options is deemed satisfied upon a change of control, an executive’s death or disability or in the case of a termination of employment without cause, as defined below, (or by the executive for good reason (as defined in the Employment Agreement)) or due to Retirement (defined below). If the option is assumed by a successor in a change of control, the option will remain outstanding and vest on achievement of the performance requirement. If the option is not assumed, the option will become immediately exercisable on a change of control. All unvested stock options will be forfeited on an executive’s voluntary termination of employment (other than Retirement (defined below)) or termination of employment for Cause (defined below).

For purposes of the RSUs and stock options, “cause” means any one of the following:

•	any event constituting “cause” as defined in an employment agreement, if any, then in effect between the executive and the Company or any of its affiliates,

•	the executive's engagement in misconduct which is materially injurious to the Company or any of its affiliates,

•	the executive's failure to substantially perform his or her duties to the Company or any of its affiliates,

•	the executive's repeated dishonesty in the performance of his or her duties to the Company or any of its affiliates,

•
the executive's commission of an act or acts constituting any fraud against, or misappropriation or embezzlement from, the Company or any of its affiliates, a crime involving moral turpitude, or an offense that could result in a jail sentence of at least 30 days or

•	the executive's material breach of any confidentiality or non-competition covenant entered into between the executive and the Company or any of its affiliates.

For purposes of those RSUs and stock options granted prior to January 1, 2020, “Retirement” means termination by the participant of his or her service with the Company following the participant’s attainment of age 65 and completion of a minimum of five continuous years of service with the Company. Retirement will generally mean that the participant is not working at all except for certain limited exceptions.

For RSUs and stock options granted after January 1, 2020, “Retirement” means termination by the participant of his or her service with the Company following the participant’s attainment of age 55 and satisfaction of the Rule of 65. The Rule of 65 is satisfied when the sum of the participant’s age and years of combined and continuous service with the Company equals at least 65. Retirement will generally mean that the participant is not working at all except for certain limited exceptions. As of the date of this proxy statement, each of Mr. Ilany and Ms. Bell satisfy the Rule.

Incentive Compensation-Annual Long-Term Equity Incentive Awards — Other NEOs

The Executive Committee made an annual long-term equity incentive recommendation for the other NEOs, which was approved by the CNG Committee. In developing recommendations for the other NEOs, the Executive Committee considered the overall performance of Tiptree, as well as the individual performance of each other NEO.

The following table describes the number of RSUs that vest annually in three equal installments, granted to the NEOs other than the Executive Committee for 2019.

Name	RSUs (#)
Sandra Bell	16,004
Neil Rifkind	16,004
Total	32,008

Other than annual vesting over three years on February 15 of each year, rather than cliff vesting, the RSUs for the other NEOs have the same terms as the RSUs that were granted to the Executive Committee, as described above.

Tax Deductibility of NEO Compensation

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) imposes a $1 million limit on the deduction that a company could claim in any tax year with respect to compensation paid to certain of its current and former executive officers, subject to certain limited exceptions with respect to certain compensation arrangements in effect on November 2, 2017. Our CNG Committee has and may approve compensation arrangements for our NEOs that are not fully deductible under Section 162(m) and specifically reserves the right to do so.

Response to Say on Pay Advisory Vote and Stockholder Feedback

At our 2017 Annual Meeting of Stockholders, our advisory vote to approve compensation of our NEOs received the support of 72.41% of the votes cast. Our management met with several of our largest stockholders in 2019 and communicated stockholder feedback and comments to our CNG Committee, who considered that information in making 2019 compensation decisions.

COMPENSATION COMMITTEE REPORT

The CNG Committee has reviewed and discussed with management the preceding Compensation Discussion and Analysis contained in this proxy statement. Based on its review and discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Tiptree’s proxy statement on Schedule 14A filed with the SEC.

Submitted by the Compensation Committee

Paul M. Friedman, Chair
Lesley Goldwasser
John E. Mack
Dominique Mielle
Bradley E. Smith

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Securities Act and/or Exchange Act.

EXECUTIVE COMPENSATION

Summary Compensation
The following table sets forth information regarding the compensation paid to or earned by our NEOs for services in 2019, 2018 and 2017 in the format required by the SEC. The footnotes to these tables provide information to explain the values presented in the tables and are an important part of our disclosures.
We have included a separate table in “Compensation Discussion and Analysis—Named Executive Officers” which shows the base salary and incentive compensation awarded to our NEOs for their performance in 2019, 2018 and 2017 in the manner that it was considered by the CNG Committee.
Except where otherwise noted, the equity awards shown in our Summary Compensation Table and Grants of Plan-Based Awards table for the fiscal years 2019, 2018 and 2017 were granted in February 2019, February 2018 and February 2017, respectively, for services performed in 2018, 2017 and 2016, respectively. Equity awards for services performed in 2019 that were granted in February 2020 do not appear in the Summary Compensation Table or Grants of Plan-Based Awards table in accordance with SEC rules. Please refer to the Compensation Discussion and Analysis in this proxy statement for a further discussion of these awards.

Summary Compensation Table

Name and Title	Year	Salary($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation ($)(7)	Total ($)
Michael G. Barnes(3) Executive Chairman	2019	$300,000	—	$282,720	$152,723	$1,120,499	$41,285	$1,897,227
	2018	$300,000	—	$272,996	$175,268	$522,973	$9,420	$1,280,657
	2017	$100,000	—	$729,744	$680,978	$500,681	$8,640	$2,020,043

Jonathan Ilany(4) Chief Executive Officer	2019	$600,000	—	$424,077	$229,085	$1,680,748	$81,598	$3,015,508
	2018	$600,000	—	$436,796	$280,429	$784,460	$58,369	$2,160,054
	2017	$600,000	—	$1,167,587	$1,021,931	$801,088	$78,606	$3,669,212

Sandra Bell(5) Chief Financial Officer	2019	$400,000	—	$104,066	—	$460,000	$7,800	$971,866
	2018	$400,000	—	$104,961	—	$420,000	$9,420	$934,381
	2017	$400,000	—	$130,806	—	$420,000	$8,640	$959,446

Neil C. Rifkind(6) VP, General Counsel and Secretary	2019	$375,000	—	$109,024	—	$460,000	$7,800	$951,824
	2018	$375,000	—	$109,957	—	$440,000	$9,420	$934,377
	2017	$375,000	—	$136,039	—	$440,000	$8,640	$959,679

(1)
The grant date fair value of RSUs and stock options are computed in accordance with FASB ASC Topic 718. RSUs are valued using the closing price of our common stock on the grant date. We use the Black-Scholes model assuming 50% volatility to estimate our compensation cost for stock option awards. The underlying valuation assumptions for stock option awards are further disclosed in Note 18, Stock Based Compensation, to our consolidated financial statements in our 2019 Annual Report on Form 10-K. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)	Represents the dollar value of cash incentive awards earned in the performance year but paid in the first quarter of the following year.

(3)
Prior to February 1, 2018, Mr. Barnes did not receive compensation directly from Tiptree, with Tiptree paying $100,000 per year plus incentive compensation to Tricadia for Mr. Barnes’s services as Executive Chairman of Tiptree under a TSA between Tiptree and Corvid Peak. Mr. Barnes is a partner in Corvid Peak and received, as a partner, a distribution in 2017 of 28,347 shares of common stock of Tiptree from Corvid Peak in accordance with his interests in Corvid Peak. Such distribution was valued at $168,665 using the December 31, 2017 closing price value of $5.95 for such shares. The stock options received by Corvid Peak in 2017 are not yet exercisable. The RSUs received by Corvid Peak in 2017 vested on February 15, 2020 but have not been distributed by Corvid Peak to Mr. Barnes, although they are beneficially attributed to Mr. Barnes under the columns Stock Awards and Option Awards for 2017. Mr. Barnes disclaims beneficial ownership of these securities except to the extent of his pecuniary interest.

(4)
Mr. Ilany’s stock award amount in 2017, 2018 and 2019 represent the grant date fair value of the RSUs and stock options granted to him on February 22, 2017, February 26, 2018 and February 26, 2019, respectively. His 2017, 2018 and 2019 RSUs cliff vest on February 15, 2020, 2021 and 2022, respectively.

(5)
Ms. Bell’s stock award amount in 2017, 2018 and 2019 represent the grant date fair value of RSUs granted to her on February 22, 2017, February 26, 2018 and February 26, 2019, respectively. Her unvested RSUs vest ratably over three years on February 15 of each successive year, respectively.

(6)
Mr. Rifkind’s stock award amount in 2017, 2018 and 2019 represent the grant date fair value of RSUs granted to him on February 22, 2017, February 26, 2018 and February 26, 2019, respectively. His unvested RSUs vest ratably over three years on February 15 of each successive year, respectively.

(7)
For Ms. Bell and Mr. Rifkind for 2017, 2018 and 2019, and for Mr. Barnes for 2017 and 2018, this represents premiums paid by the Company to our group health insurance provider under a medical expenses reimbursement plan (the “MERP”). Mr. Barnes’s $41,285 of other compensation in 2019 consists of $7,800 attributable to the MERP, $19,294 attributable to travel reimbursements and $14,191 of reimbursement for taxes associated with such travel reimbursements. Mr. Ilany’s $81,598 of other compensation in 2019 consists of $7,800 attributable to the MERP, $15,832 attributable to travel reimbursements, $15,270 that the Company paid in connection with maintaining the IT infrastructure in Mr. Ilany’s home office and $42,696 of reimbursements for taxes associated with such travel and IT reimbursements. Mr. Ilany’s $58,369 of other compensation in 2018 consists of $9,420 attributable to the MERP, $18,300 attributable to travel reimbursements, $15,810 attributable to reimbursement for taxes associated with such travel reimbursements and $14,839 that the Company paid in connection with maintaining the IT infrastructure in Mr. Ilany’s home office. Mr. Ilany’s $78,606 of other compensation in 2017 consists of $8,640 attributable to the MERP, $26,075 attributable to travel reimbursements and $25,002 attributable to reimbursement for taxes associated with such travel reimbursements and $18,888 that the Company paid in connection with maintaining the IT infrastructure in Mr. Ilany’s home office.

Grants of Plan-Based Awards

The following table provides additional information about non-equity and equity-based awards granted to our NEOs during the year ended December 31, 2019:

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Threshold	Target	Maximum	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value(2) ($)
Michael G. Barnes(3)	—	$1,120,499	—	2/26/2019	45,163			$282,720
				2/26/2019		90,326	$6.26	$175,268
Jonathan Ilany(4)	—	$1,680,748	—	2/26/2019	67,744			$424,077
				2/26/2019	—	135,489	$6.26	$280,429
Sandra Bell(5)	—	—	—	2/26/2019	16,624	—	—	$104,066
Neil C. Rifkind(5)	—	—	—	2/26/2019	17,416	—	—	$109,024
___________________________________________

(1)
For Messrs. Barnes and Ilany, the $ figures in the table above represent the incentive compensation pool for the Executive Committee based on a percentage of 2019 Adjusted EBITDA which was paid in the first quarter of 2020. The aggregate incentive compensation pool for our executive officers other than the Executive Committee (currently, Ms. Bell and Mr. Rifkind), is subject to a cap of 4.5% of Adjusted EBITDA prior to the payment of incentive compensation of the Executive Committee. The actual amounts granted to Ms. Bell and Mr. Rifkind were subject to the discretion of the Executive Committee and, as such, do not have calculable threshold, target or maximum estimated payouts.

(2)
The grant date fair value of RSUs and stock options are computed in accordance with FASB ASC Topic 718. RSUs are valued using the closing price of our common stock on the grant date ($6.26 per share). We use the Black-Scholes model assuming 50% volatility to estimate our compensation cost for stock option awards. The underlying valuation assumptions for stock option awards are further disclosed in Note 18, Stock Based Compensation, to our consolidated financial statements in our 2019 Annual Report on Form 10-K. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(3)
On February 26, 2019, Mr. Barnes was granted 45,163 RSUs and stock options (the “Stock Options”) to purchase 90,326 shares of common stock of the Company, subject to the terms of a Stock Option Agreement. The RSUs are subject to cliff vesting on February 15, 2022 upon continuous employment of Mr. Barnes from the grant date until such date, subject to certain terms contained in his RSU award agreement. The Stock Options are subject to the satisfaction of the following vesting conditions (1) a time-based vesting requirement, with one-third of the number of shares subject to the Stock Options vesting on each of the third, fourth and fifth anniversary of the grant date of the Stock Option and (2) a performance-based vesting requirement that, requires the 20-day volume weighted average stock price of the Company's common stock, plus the sum of actual cash dividends paid following the issuance of the Stock Option, at any time during the option term, to exceed $10.79, which was the book value per share as of December 31, 2018. The Stock Option will expire on the earlier of (1) the ten-year anniversary of the grant date of the Stock Option and (2) the date of the termination of Mr. Barnes’s service with the Company for cause (as defined in the Stock Option Agreement) or Mr. Barnes’s voluntary termination of service with the Company (other than in connection with his Retirement (as defined above under “Incentive Compensation -- Annual Long Term Equity Incentive Awards -- Executive Committee” or upon his termination of employment for good reason (as defined in the Employment Agreement)).

(4)
On February 26, 2019, Mr. Ilany was granted 67,744 RSUs and Stock Options to purchase 135,489 shares of common stock of the Company, subject to the terms of a Stock Option Agreement. The RSUs are subject to cliff vesting on February 15, 2022 upon continuous employment of Mr. Ilany from the grant date until such date, subject to certain terms contained in his RSU award agreement. Mr. Ilany has directed that the shares to be issued upon vesting of such RSUs be issued to various family trusts. Mr. Ilany has no control over nor pecuniary interest in such trusts. The Stock Options are subject to the satisfaction of the following vesting conditions: (1) a time-based vesting requirement with one-third of the number of shares subject to the Stock Options vesting each of the third, fourth and fifth anniversary of the grant date of the

Stock Option and (2) a performance-based vesting requirement that requires the 20-day volume weighted average stock price of the Company's common stock, plus the sum of actual cash dividends paid following the issuance of the Stock Option, at any time during the option term, to exceed $10.79, which was the book value per share as of December 31, 2018. The Stock Option will expire on the earlier of (1) the ten-year anniversary of the grant date of the Stock Option and (2) the date of the termination of Mr. Ilany's service with the Company for Cause (as defined in the Stock Option Agreement) or Mr. Ilany's voluntary termination of service with the Company (other than in connection with his Retirement (as defined above under “Incentive Compensation -- Annual Long Term Equity Incentive Awards -- Executive Committee” or upon his termination of employment for good reason (as defined in the Employment Agreement)).
(5) On February 26, 2019, Ms. Bell and Mr. Rifkind were granted 16,624 RSUs and 17,416 RSUs, respectively, which will vest ratably over three years, generally subject to the executive’s continuous employment from the grant date through the applicable vesting dates.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Below is a brief description of the material terms of our NEOs’ Employment Agreements as in effect since February 1, 2018. There are no definite terms under the Employment Agreements, and the Company could have terminated each such NEO’s employment at any time upon approval of the Board of Directors, provided that, if such NEO’s employment had been terminated without cause or he or she resigned for good reason (as defined in the Employment Agreement), then such NEO would have been entitled, subject to the execution of a general release, to certain severance payments as described in more detail below in “--Potential Payments to Named Executive Officers Upon Termination or Change in Control.” The Employment Agreements also include non-compete, non-solicitation, non-disparagement and confidentiality provisions during our NEO’s employment and for a specified period of time following the date of termination.

Michael Barnes - Executive Chairman

Under Mr. Barnes’s Executive Employment Agreement dated as of February 1, 2018, Mr. Barnes receives compensation for serving as Executive Chairman of Tiptree, consisting of an initial annual base salary of $300,000 and a discretionary annual cash bonus in an amount set by the CNG Committee. Effective January 1, 2020, the CNG Committee determined to raise Mr. Barnes’s annual base salary to $600,000. Mr. Barnes is also eligible to participate in any stock option, restricted stock, equity compensation or other long-term incentive plan of Tiptree pursuant to the terms and conditions of such plan then in effect.

Jonathan Ilany - Chief Executive Officer

Under Mr. Ilany’s Executive Employment Agreement dated as of February 1, 2018, Mr. Ilany receives compensation for serving as Chief Executive Officer of Tiptree consisting of an initial annual base salary of $600,000 and a discretionary annual cash bonus in an amount set by the CNG Committee. Effective January 1, 2020, the CNG Committee determined to raise Mr. Ilany’s annual base salary to $800,000. Mr. Ilany is also eligible to participate in any stock option, restricted stock, equity compensation or other long-term incentive plan of Tiptree pursuant to the terms and conditions of such plan then in effect.

Sandra Bell - Chief Financial Officer

Under Ms. Bell’s Executive Employment Agreement dated as of February 1, 2018, Ms. Bell receives an annual base salary of $400,000 and a discretionary annual cash bonus in an amount set by the CNG Committee. Effective January 1, 2020, the CNG Committee determined to raise Ms. Bell’s annual base salary to $450,000. Ms. Bell is also eligible to participate in any stock option, restricted stock, equity compensation or other long-term incentive plan of Tiptree pursuant to the terms and conditions of such plan then in effect.

Neil Rifkind - Vice President, General Counsel and Secretary

Under Mr. Rifkind’s Executive Employment Agreement dated as of February 1, 2018, Mr. Rifkind receives an annual base salary of $375,000 and a discretionary annual cash bonus in an amount set by the CNG Committee. Effective January 1, 2020, the CNG Committee determined to raise Mr. Rifkind’s annual base salary to $450,000. Mr. Rifkind is also eligible to participate in any stock option, restricted stock, equity compensation or other long-term incentive plan of Tiptree pursuant to the terms and conditions of such plan then in effect.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth outstanding unexercised stock options and unvested RSUs held by our NEOs as of December 31, 2019. As described in footnote 1 below, the options are subject to a time based vesting of 1/3 on each of the third, fourth and fifth anniversaries of grant and a performance based vesting requirement that a 20-day volume weighted average stock price plus the sum of actual dividends paid exceed the year end book value of the performance year for which the options were granted.

	Option Awards			Stock Awards
Name	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(1)	Option Exercise Price(2) ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)		Market value of shares of units of stock that have not vested ($)(3)
Michael G. Barnes	91,359	$5.67	1/4/2026	201,565	(4)	$1,640,739
	9,136	$5.87	3/10/2026
	219,472	$6.65	2/22/2027
	93,332	$5.85	2/26/2028
	90,326	$6.26	2/26/2029

Jonathan Ilany	137,038	$5.67	1/4/2026	317,987	(5)	$2,588,414
	13,704	$5.87	3/10/2026
	351,155	$6.65	2/22/2027
	149,331	$5.85	2/26/2028
	135,489	$6.26	2/26/2029

Sandra Bell	—	—	—	35,141	(6)	$286,048

Neil C. Rifkind	—	—	—	36,765	(7)	$299,267

___________________________________________

(1)
For Mr. Barnes, the unexercised, unearned options consist of 91,359 Stock Options granted on January 4, 2016, 9,136 Stock Options granted on March 10, 2016, 219,472 Stock Options granted on February 22, 2017, 93,332 Stock Options granted on February 26, 2018 and 90,326 Stock Options granted on February 26, 2019. For Mr. Ilany, the unexercised, unearned options consist of 137,038 Stock Options granted on January 4, 2016, 13,704 Stock Options granted on March 10, 2016, 351,155 Stock Options granted on February 22, 2017, 149,331 Stock Options granted on February 26, 2018 and 135,489 Stock Options granted on February 26, 2019. The Stock Options granted to Messrs. Barnes and Ilany are subject to the satisfaction of the following vesting conditions: (1) a time-based vesting requirement, with one-third of the number of shares subject to the Stock Options vesting on each of the third, fourth and fifth anniversary of the grant date of the Stock Option and (2) a performance-based vesting requirement that, requires the 20-day volume weighted average stock price of the Company's common stock, plus, in the case of Stock Options granted on and after 2017, the sum of actual cash dividends paid following the issuance of the Stock Option at any time during the option term, to exceed $8.96 (for the Stock Options granted in 2016, which was the book value per share as of December 31, 2015), $10.14 (for the Stock Options granted in 2017, which was the book value per share as of December 31, 2016), $9.97 (for the Stock Options granted in 2018, which was the book value per share as of December 31, 2017) and $10.79 (for the Stock Options granted in 2019, which was the book value per share as of December 31, 2018). The Stock Options will expire on the earlier of (1) the ten-year anniversary of the grant date of the Stock Option and (2) the date of the termination of Mr. Barnes’s (with respect to Mr. Barnes’s Stock Options) or Mr. Ilany’s (with respect to Mr. Ilany’s Stock Option) service with the Company for cause (as defined in the Stock Option Agreement) or their respective voluntary termination of service with the Company (other than in connection with Retirement (as defined above under “Incentive Compensation -- Annual Long Term Incentive Awards -- Executive Committee” or upon termination of employment for good reason (as defined in the Employment Agreement)). As of December 31, 2019, none of Messrs. Barnes and Ilany’s Stock Options are exercisable.

(2)	Based on the common stock closing price on the date such options are granted.

(3)	Based on the common stock closing price of $8.14 on December 31, 2019.

(4)
As incentive compensation approved by the CNG Committee for Mr. Barnes’s services as Executive Chairman under the TSA, on February 22, 2017, Tricadia was granted 109,736 RSUs that are subject to cliff vesting on February 15, 2020 upon continuous employment of Mr. Barnes from the grant date until such date, subject to certain terms contained in his RSU award agreement. Effective February 1, 2018, Mr. Barnes entered into an employment agreement with Operating Company effective February 1, 2018. On February 26, 2018 and February 26, 2019, he was granted 46,666 RSUs and 45,163 RSUs, respectively, that are subject to cliff vesting on February 15, 2021 and February 15, 2022, respectively, based upon his continuous employment from the grant date until such date, subject to certain terms contained in his RSU award agreement.

(5)
Consists of 175,577 RSUs, 74,666 RSUs and 67,744 RSUs that are subject to cliff vesting on February 15, 2020, 2021 and 2022, respectively, upon continuous employment of Mr. Ilany from the grant date until such date, subject to certain terms contained in his RSU award agreement. Mr. Ilany has directed that all the shares to be issued upon vesting of his RSUs be issued to various family trusts. Mr. Ilany has no control over nor pecuniary interest in such family trusts.

(6)
Ms. Bell’s 35,141 unvested RSUs consist of (a) the 16,624 RSUs granted to her on February 26, 2019, which will vest annually in three equal installments on each of February 15, 2020, 2021 and 2022, (b) the remaining 11,961 RSUs granted to her on February 26, 2018, which will vest annually in equal installments on each of February 15, 2020 and 2021, and (c) the remaining 6,556 RSUs granted to her on February 22, 2017 and that will vest on February 15, 2020, in each case generally subject to Ms. Bell’s continuous employment from the grant date until such vesting date and the terms contained in Ms. Bell’s award agreements.

(7)
Mr. Rifkind’s 36,765 unvested RSUs consist of (a) the 17,416 RSUs granted to him on February 26, 2019, which will vest annually in three equal installments on each of February 15, 2020, 2021 and 2022, (b) the remaining 12,530 RSUs granted to him on February 26, 2018, which will vest annually in equal installments on each of February 15, 2020 and 2021, and (c) the remaining 6,819 RSUs that were granted to him on February 22, 2017 and that will vest on February 15, 2020, in each case generally subject to Mr. Rifkind’s continuous employment from the grant date until such vesting date and the terms contained in Mr. Rifkind’s award agreements.

Option Exercises and Stock Vested

The following table sets forth information with respect to our NEOs regarding option exercises and common stock acquired pursuant to vesting of RSUs in 2019. No stock options were exercised by our NEOs during 2019.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(1)
Michael G. Barnes	—	$—
Jonathan Ilany	—	$—
Sandra Bell	17,614	$108,072
Neil C. Rifkind	20,585	$125,297
___________________________________________

(1) Based on the closing stock price on the date the RSUs vested. Ms. Bell’s 17,614 RSUs that vested in 2019 vested on two separate dates. The value realized on vesting is based on the sum of $28,831.68 (representing 5,076 RSUs that vested on January 4, 2019 with a common stock closing price of $5.68) and $79,240.16 (representing 12,538 RSUs that vested on February 15, 2019 with a common stock closing price of $6.32). Mr. Rifkind’s 20,585 RSUs that vested in 2019 vested on two separate dates. The value realized on vesting is based on the sum of $42,600 (representing 7,500 RSUs that vested on January 4, 2019 with a common stock closing price of $5.68) and $82,697.20 (representing 13,085 RSUs that vested on February 15, 2019 with a common stock closing price of $6.32).
Potential Payments to Named Executive Officers Upon Termination or Change in Control
The Employment Agreements provide for severance payments if the employment of an NEO is terminated by the Company without “cause” (as defined in the Employment Agreement) or due to disability or death, or by such NEO for “good reason” (as defined in the Employment Agreement). Upon such a termination, then, subject to the execution of a general release, each NEO will be entitled to receive (i) a lump sum severance payment in an amount equal to (A) in the case of Messrs. Barnes and Ilany, (I) two times base salary and (II) the average of the annual bonuses paid to the executive with respect to the two calendar years immediately preceding the year that termination occurs, multiplied by one plus a fraction, the numerator of which is the number of full months of employment the executive completed in the year in which termination occurs and the denominator of which is twelve and (B), in the case of Ms. Bell and Mr. Rifkind, one times base salary and the prior year's annual bonus, provided that in the case of a termination of employment due to an executive’s death or disability, any severance pay will be reduced by amounts payable to an executive, or his or her estate, under an employer sponsored plan; (ii) any earned but unpaid annual bonus with respect to any performance period that ends in the calendar year prior to the calendar year in which termination occurs, payable solely in cash; (iii) full vesting with respect to the time-based vesting condition (immediately in the case of death or disability and in accordance with their vesting schedule in the case of termination without cause) of any then outstanding unvested equity awards with respect to the time-based vesting condition of any then outstanding unvested equity awards (awards subject to performance-based vesting conditions remain outstanding for their term and eligible to vest on achievement of the performance requirement); and (iv) payment of the cost of COBRA premiums above the active employee rate through the earlier of 18 months following termination and the date the executive becomes eligible for comparable coverage with a subsequent employer.
We do not have severance arrangements with our NEOs in connection with a change of control. However, upon the occurrence of a change of control, RSU awards granted to the NEOs are accelerated and the time-vesting requirement of the stock options granted to our NEOs is waived. If the stock option is assumed by a successor in a change of control, the option will remain outstanding and eligible to vest on achievement of the performance requirement. If the option is not assumed, the option will become immediately exercisable on a change of control.
Michael Barnes

•
If Mr. Barnes’s employment was terminated by the Company without cause or due to his death or disability (or he terminated employment for good reason) as of December 31, 2019, he would have been entitled to receive a total severance of $3,588,131, which represents two times his base salary and the average of his annual bonus for the past two calendar years multiplied by two. His 91,829 unvested RSUs and Tricadia’s unvested 109,736 RSUs as of December 31, 2019 would remain outstanding and vest immediately in the case of death or disability or in accordance with their vesting schedule in the case of termination without cause.

•
Upon a change of control, Mr. Barnes’s and Tricadia’s unvested RSUs become fully vested. His 91,829 unvested RSUs and Tricadia’s 109,736 RSUs as of December 31, 2019, with an aggregate market value of $1,640,739 based on the Company’s closing stock price of $8.14 as of December 31, 2019 would become fully vested.

•	Mr. Barnes’s stock options will be subject to the termination or change of control provisions described above.
Jonathan Ilany

•
If Mr. Ilany’s employment was terminated by the Company without cause or due to his death or disability (or he terminated employment for good reason) as of December 31, 2019, he would have been entitled to receive a total severance of $5,682,197, which represents two times his base salary and the average of his annual bonus for the past two calendar years multiplied by two. His 317,987 unvested RSUs as of December 31, 2019 would remain outstanding and vest immediately in the case of death or disability or in accordance with their vesting schedule in the case of termination without cause.

•
Upon a change of control, Mr. Ilany’s 317,987 unvested RSUs as of December 31, 2019, with a market value of $2,588,414 based on the Company’s closing stock price of $8.14 as of December 31, 2019, would also become fully vested.

•	Mr. Ilany’s stock options will be subject to the termination or change of control provisions described above.
Sandra Bell

•
If Ms. Bell’s employment was terminated by the Company without cause or due to her death or disability (or she terminated employment for good reason) as of December 31, 2019, she would have been entitled to receive a total severance of $975,000, which represents her base salary and incentive compensation for services performed in 2019. Her 35,141 unvested RSUs as of December 31, 2019 would remain outstanding and vest immediately in the case of death or disability or in accordance with their vesting schedule in the case of termination without cause.

•
Upon a change of control, Ms. Bell’s 35,141 unvested RSUs as of December 31, 2019, with a market value of $286,048 based on the Company’s closing stock price of $8.14 as of December 31, 2019, would become fully vested.

Neil Rifkind

•
If Mr. Rifkind’s employment was terminated by the Company without cause or due to his death or disability (or he terminated employment for good reason) as of December 31, 2019, he would have been entitled to receive a total severance of $950,000, which represents his base salary and incentive compensation for services performed in 2019. His 36,765 unvested RSUs as of December 31, 2019 would remain outstanding and vest immediately in the case of death or disability or in accordance with their vesting schedule in the case of termination without cause.

•
Upon a change of control, Mr. Rifkind’s 36,765 unvested RSUs as of December 31, 2019, with a market value of $299,267 based on the Company’s closing stock price of $8.14 as of December 31, 2019, would become fully vested.

Equity Compensation
The CNG Committee, may, from time to time, grant equity awards pursuant to our equity plans that are designed to align the interests of our executive officers with those of our stockholders, by allowing our executive officers to share in the creation of value for our stockholders through stock appreciation and dividends. The equity awards granted to our executive officers are designed to promote the retention of management and to achieve strong performance for our Company. These awards further provide flexibility to us in our ability to attract, motivate and retain talented individuals.

Set forth below is certain information, as of December 31, 2019, regarding equity compensation that has been approved by stockholders. For additional information, please see Note 18—Stock Based Compensation, to the consolidated financial statements contained in Tiptree’s 2019 Annual Report on Form 10-K.

Equity compensation plans approved by stockholders	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price		Number of securities remaining available for issuance under plan
2017 equity plan	654,188	(a)	$6.24	(b)	4,765,863
___________________________________________
(a) Includes: (i) 225,815 shares of our common stock that may be issued upon exercise of outstanding stock options and (ii) 428,373 shares of our common stock that may be issued pursuant to outstanding unvested RSUs. These awards are subject to vesting and other conditions to the extent set forth in their respective award agreements. This does not include 2,529,709 shares of our common stock that may be issued pursuant to outstanding unvested subsidiary RSUs.

(b) This weighted-average exercise price relates only to the stock options described in footnote (a). Shares underlying RSUs and subsidiary RSUs are deliverable without the payment of any consideration, and therefore these awards have not been taken into account in calculating the weighted-average exercise price.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Owners of More Than 5% of Common Stock and Directors and Named Executive Officers
The following table sets forth the beneficial ownership of our common stock, as of April 17, 2020, for: (1) each person known to us to be the beneficial owner of more than 5% of our outstanding common stock; (2) each of our directors and nominees for director; (3) each of our NEOs; and (4) our directors, nominees for director and current executive officers as a group. Except as otherwise described in the notes below, the following beneficial owners have sole voting power and sole investment power with respect to all shares of common stock set forth opposite their respective names.

In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares the investor actually owns beneficially or of record;

•	all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	all shares the investor has the right to acquire within 60 days (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days).

Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power. Unless otherwise indicated, the business address for each beneficial owner listed below is c/o Tiptree Inc., 299 Park Avenue, 13th Floor, New York, New York 10171.

Name	Number of Shares of Common Stock Beneficially Owned	Percent of Common Stock
Greater than 5% Stockholders
Michael G. Barnes(1)	8,966,753	25.54%
Arif Inayatullah(2)	3,342,516	9.66%
Fintan Master Fund, Ltd.(3)	3,171,065	9.27%
Dimensional Fund Advisors LP(4)	2,703,844	7.90%

Directors, Director Nominees, and Officers
Michael G. Barnes(1)	8,966,753	25.54%
Paul M. Friedman	46,103	*
Lesley Goldwasser	51,416	*
Jonathan Ilany(5)	185,422	*
John E. Mack	48,548	*
Dominique Mielle	4,862	*
Bradley E. Smith(6)	127,838	*
Sandra Bell(7)	6,568	*
Neil C. Rifkind(8)	56,605	*
All Directors and Executive Officers as a Group (9 Persons)	9,494,115	27.04%

*	The percentage of shares beneficially owned does not exceed one percent of the total shares of our common stock outstanding.

(1)
Mr. Barnes is deemed to beneficially own 8,966,753 shares of common stock consisting of 7,717,685 shares of common stock Mr. Barnes owns directly and 893,612 shares of common stock issuable upon exercise of warrants that Mr. Barnes owns directly.

(2)
Mr. Inayatullah is deemed to beneficially own 3,342,516 shares of common stock consisting of 2,940,662 shares of common stock Mr. Inayatullah owns directly and 401,854 shares of common stock issuable upon exercise of warrants that Mr. Inayatullah owns directly.

(3)
Based on the Schedule 13G filed on February 14, 2019 by Fintan Partners, LLC and Fintan Master Fund, Ltd., based on common stock held on December 31, 2018. The mailing address for this reporting person is 303 Twin Dolphin Drive, 6th FL, Redwood City, CA 94065.

(4)	Based on the Schedule 13G filed on February 12, 2020, based on common stock held on December 31, 2019. The mailing address for this reporting person is 6300 Bee Cave Road, Austin, Texas, 78746.

(5)
Excludes an aggregate of 1,000,817 shares of common stock held at various estate planning vehicles for the benefit of Mr. Ilany’s family. Mr. Ilany has no control over nor pecuniary interest in any of these estate planning vehicles.

(6)	Includes 63,738 shares of common stock owned by Kahala Capital Advisors LLC (“Kahala”). Mr. Smith is a principal of Kahala.

(7)
Excludes 16,004 RSUs, which were granted to Ms. Bell on February 20, 2020 and will vest annually in three equal installments on each of February 15, 2021, 2022 and 2023, subject to Ms. Bell’s upon continuous employment from the grant date until such date and subject to certain terms contained in Ms. Bell’s award agreements. Also excludes (a) the remaining 11,083 RSUs, which were granted on February 26, 2019 and will vest annually in two equal installments on each of February 15, 2021 and 2022, and (b) the remaining 5,980 RSUs granted to Ms. Bell on February 26, 2018 and will vest on February 15, 2021, all of which are subject to Ms. Bell’s continuous employment from the grant date until such date and subject to certain terms contained in Ms. Bell’s award agreements.

(8)
Excludes 16,004 RSUs, which were granted to Mr. Rifkind on February 20, 2020 and will vest annually in three equal installments on each of February 15, 2021, 2022 and 2023, subject to Mr. Rifkind’s continuous employment from the grant date until such date and subject to certain terms contained in Mr. Rifkind’s award agreements. Also excludes (a) the remaining 11,611 RSUs, which were granted to Mr. Rifkind on February 26, 2019 and will vest annually in two equal installments on each of February 15, 2021 and 2022, and (b) the remaining 6,265 RSUs, which were granted to Mr. Rifkind on February 26, 2018 and will vest on February 15, 2021, both of which are subject to Mr. Rifkind’s continuous employment from the grant date until such date and subject to certain terms contained in Mr. Rifkind’s award agreements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policies and Procedures with Respect to Related Party Transactions
Pursuant to the Related Person Transaction Policy set forth in the Charter of the Audit Committee of the Board of Directors, the “Related Person Transaction Policy” requires that all related party transactions (generally, transactions involving amounts exceeding $120,000 in which a related party (directors, director nominees and executive officers or their immediate family members, or stockholders owning 5% or more of our outstanding stock) had or will have a direct or indirect material interest) shall be subject to pre-approval or ratification by the Audit Committee in accordance with the following procedures. No related party transaction shall be approved or ratified if such transaction is contrary to our best interests.
Each party to a potential related party transaction is responsible for notifying our Chief Compliance Officer (or such other person as the Audit Committee may require) of the potential related person transaction in which such person or any immediate family member of such person may be directly or indirectly involved as soon as he or she becomes aware of such transaction. Except in circumstances where such transaction is expected to qualify as an ordinary course transaction (generally: (i) transactions that occur between the Company or any of its subsidiaries and an entity for which any related person serves as an executive officer, partner, principal, member or any similar executive or governing capacity; (ii) an ordinary course transaction in which such related person has an economic interest that does not afford such related person control over such entity on terms and conditions no less favorable to the Company; or (iii) immaterial relationships and transactions in the Instructions to Item 404(a) of Regulation S-K of the Securities Act), such notification should be made prior to the time that the transaction is entered into and such notice shall provide the Chief Compliance Officer (or such other person) a reasonable opportunity, under the circumstances, for the required review of such transaction to be conducted before execution. Our Chief Compliance Officer (or such other person) will determine whether the transaction should be submitted to the Audit Committee for consideration. Unless the Audit Committee otherwise determines after having been notified, any proposed transaction directly between the Company and any related party transaction should be reviewed and approved by the Audit Committee prior to the time that such transaction is entered into.
While our Chief Compliance Officer (or other person) should be notified of any related party transaction that is expected to qualify as an ordinary course transaction, ordinary course transactions shall not be related person transactions and do not require Audit Committee approval under our Related Person Transactions Policy. Our Chief Compliance Officer (or such other person) shall be responsible for making the initial determination as to whether any transaction appears to be within the scope required to be disclosed pursuant to Item 404(a) of Regulation S-K or whether such transaction is, in fact, an ordinary course transaction and must take all reasonable steps to ensure that all related party transactions or any series of similar transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K are presented to the Audit Committee for pre-approval or ratification, if required under the Charter of the Audit Committee, at such Committee’s next regularly scheduled meeting, or by consent in lieu of a meeting if deemed appropriate.

The Audit Committee shall review and assess the adequacy of our related party transaction policy and procedures annually and adopt any changes it deems necessary. Annually, each of our executive officers and directors shall acknowledge their familiarity and compliance with our Related Person Transaction Policy.

Transactions with Related Persons

Corvid Peak (F/K/A Tricadia)

On February 15, 2019, the Company and Corvid Peak Holdings, L.P., Corvid Peak Capital Management, LLC, Corvid Peak Holdings GP, LLC, Corvid Peak Holdings and Corvid Peak GP Holdings LLC (collectively, “Corvid Peak”) entered into a Strategic Combination Agreement and Amended and Restated Transition Services Agreement (“TSA”). Corvid Peak is a related party of the Company because Corvid Peak is deemed to be controlled by Michael Barnes, the Company’s Executive Chairman. Tiptree agreed to invest $75 million to seed new investment funds to be managed by Corvid Peak, which amount was invested as of February 2020 in exchange for management control of and a profit participation in Corvid Peak.

No consideration was paid for the acquisition of control by Tiptree. Tiptree will over time receive a 51% economic interest in certain profit shares interests in Corvid Peak, in increments stepping up by 10.2% each year, beginning in 2021. During the five-year period, beginning on January 1, 2026, Tiptree has the right to acquire the remaining economic interests in Corvid Peak that are held by Mr. Barnes, based upon a fair value-based formula. During the four-year period, beginning on January 1, 2027, Mr. Barnes has the reciprocal right to put his remaining economic interests in Corvid Peak to Tiptree using the same formula. Mr. Barnes has customary minority approval rights over specified actions at Corvid Peak while a Corvid Peak equity owner. Tiptree and Corvid Peak have agreed to provide each other with certain support services on an arms’-length basis, pursuant to the TSA. At the present time, the services consist primarily of Tiptree providing to Corvid Peak office space, legal and compliance services, information technology services, insurance coverage, and certain finance, accounting and tax services. As of 12/31/19, Tiptree has accrued a net of approximately $176,000 of payments from Corvid Peak under the TSA.

Partner Emeritus Agreement

On December 20, 2019, the Company and Arif Inayatullah, a significant shareholder of the Company, entered into a partner emeritus agreement (the “Emeritus Agreement”). Under the Emeritus Agreement, Mr. Inayatullah agrees to provide advice and other consulting services as requested by the Company’s executive committee as a Corvid Peak partner emeritus from January 1, 2020 until December 31, 2020. For these services, Mr. Inayatullah will receive from the Company use of office space, accounting, tax, research and IT support services, one Bloomberg terminal and healthcare and other benefits consistent with that of the Company’s employees. Mr. Inayatullah will not receive any cash compensation under the Emeritus Agreement.

AUDIT COMMITTEE REPORT
The Audit Committee oversees our financial reporting process on behalf of our Board of Directors, in accordance with the Audit Committee charter. Management has the primary responsibility for the preparation and presentation and integrity of our financial statements and has represented to the Audit Committee that such financial statements were prepared in accordance with generally accepted accounting principles. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the 2019 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
Our Audit Committee reviewed with our independent auditors, who are responsible for auditing our financial statements and for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgment as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 1301, Communications with Audit Committees. In addition, the Audit Committee has received from our independent auditors written disclosures regarding the auditors’ independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent auditors, their independence from the Company and its management. In concluding that the independent auditors are independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the independent auditors were compatible with its independence.
Our Audit Committee discussed with our independent auditors the overall scope and plans for their audit. Our Audit Committee met with our independent auditors, with and without management present, to discuss the results of their examinations, and the overall quality of our financial reporting.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in the 2019 10-K filed with the SEC.

Submitted by the Audit Committee

John E. Mack (Chairman)
Paul M. Friedman
Lesley Goldwasser
Dominique Mielle
Bradley E. Smith
The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act, or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Securities Act or Exchange Act.

STOCK PERFORMANCE GRAPH

Set forth below is a line-graph presentation comparing the cumulative total return on our common stock against cumulative total returns of the Russell 2000 and the S&P Select Sector Financial Services Index(1). The performance graph shows the total return on an investment of $100 for the period beginning December 31, 2014 and ending December 31, 2019 assuming reinvestment of dividends. The stockholder return shown on the graph below is not necessarily indicative of future performance, and we will not make or endorse any predictions as to future stockholder returns. The graph and related data were furnished by ICR, LLC.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
160
150
140
130
120
110
100
90
80
70
12/31/2014
12/31/2015
12/31/2016
12/31/2017
12/31/2018
12/31/2019
153.43
139.19
138.50
127.46
118.78
115.96
112.65
111.94
110.70
96.52
94.29
76.99
78.49
77.39
74.28
TIPT
Russell 2000
S&P Financial Select Sector

____________________________________
(1) We believe it is difficult to develop a peer group of companies similar to Tiptree as Tiptree owns subsidiaries engaged in a number of diverse business activities. However, management views Tiptree and its subsidiaries as primarily engaged in financial services as of December 31, 2019 and accordingly, management has used the Standard and Poor’s Select Sector Financial Services Index for comparative purposes.

ADDITIONAL INFORMATION
Solicitation of Proxies
We will pay the cost of solicitation of proxies. In addition to the solicitation of proxies by mail, our directors, officers and employees may also solicit proxies personally or by telephone without additional compensation for such activities. We may also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. We will reimburse such holders for their reasonable expenses. We have hired Morrow to help us distribute and solicit proxies. We will pay approximately $2,500 in fees, plus expenses and disbursements, to Morrow for its proxy solicitation services.

Stockholder Proposals
Proposals for Inclusion in the Proxy Statement.
Tiptree welcomes comments or suggestions from its stockholders. Under the Exchange Act, if a stockholder wants to include a proposal for consideration in our proxy statement and on proxy card with respect to our 2021 Annual Meeting of stockholders, the proposal must be received in writing at Tiptree Inc., 299 Park Avenue, 13th Floor, New York, New York 10171, Attn: Secretary, no later than 5:00 p.m., Eastern Time, on December 23, 2020. Such proposals must comply with all applicable requirements of Rule 14a-8 promulgated under the Exchange Act (“Rule 14a-8”) and our Bylaws.
Proposals to be Offered at an Annual Meeting.
Article II, Section 10 of our Bylaws provides certain procedures that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting if such matter is not intended to be considered for inclusion in our proxy statement pursuant to Rule 14a-8. These procedures provide that such nominations for director nominees and/or items of business must be submitted in writing to the Secretary of the Company at Tiptree Inc., 299 Park Avenue, 13th Floor, New York, New York 10171, Attn: Secretary and must be received by the Secretary no earlier than November 23, 2020 and no later than 5:00 p.m.,Eastern Time, on December 23, 2020.
If the 2021 Annual Meeting is not within 30 days before or after the anniversary of this year’s Annual Meeting, we must receive notice no earlier than the 150th day prior to such meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to such meeting or the 10th day following the public announcement of the meeting date. If a stockholder does not meet these deadlines, or does not satisfy the requirements of Rule 14a-8, the persons named as proxies will be allowed to use their discretionary voting authority when and if the matter is raised at the Annual Meeting.
Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the impacted stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. Stockholders may revoke their consent at any time in writing to Tiptree Inc., 299 Park Avenue, 13th Floor, New York, New York 10171, Attn: Secretary or by calling our corporate number at (212) 446-1400.
Upon request, we will promptly deliver a separate copy of this proxy statement, the Annual Report and any other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. Stockholders may request a separate copy of this proxy statement, the Annual Report or any other proxy materials by writing to Tiptree Inc., 299 Park Avenue, 13th Floor, New York, New York 10171, Attn: Secretary or by calling our corporate number at (212) 446-1400. In addition, if you are receiving multiple copies of this proxy statement, Annual Report or other proxy materials, you can request householding by contacting our Secretary in the same manner.

OTHER MATTERS
Our Board of Directors does not know of any matters other than those described in this proxy statement that will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

By Order of our Board of Directors

/s/ Neil C. Rifkind
Neil C. Rifkind

Tiptree Inc.
Vice President, General Counsel and Secretary
New York, New York
April 22, 2020

ANNEX A: NON-GAAP MEASURES

Non-GAAP Financial Measures - Adjusted EBITDA

The Company defines Adjusted EBITDA as GAAP net income of the Company adjusted to add (i) corporate interest expense, consolidated income taxes and consolidated depreciation and amortization expense, (ii) adjust for the effect of purchase accounting, (iii) adjust for non-cash fair value adjustments, and (iv) any significant non-recurring expenses. Adjusted EBITDA is not a measurement of financial performance or liquidity under GAAP and should not be considered as an alternative or substitute for GAAP net income.

($ in millions)	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net income (loss) attributable to Common Stockholders	$4.2	$0.1	$18.4	$23.9
Add: net (loss) income attributable to noncontrolling interests	0.4	0.4	1.7	6.0
Less: net income from discontinued operations	—	9.3	—	43.8
Income (loss) from continuing operations	$4.6	$(8.8)	$20.1	$(13.9)
Corporate debt related interest expense(1)	4.8	4.9	19.7	18.2
Consolidated income tax expense (benefit)	5.3	(4.4)	9.0	(5.9)
Depreciation and amortization expense(2)	3.6	3.4	13.1	11.6
Non-cash fair value adjustments(3)	(0.7)	(0.5)	(3.1)	(0.4)
Non-recurring expenses(4)	1.7	0.3	4.2	2.4
Adjusted EBITDA from continuing operations	$19.3	$(5.1)	$63.0	$12.0
Add: Stock based compensation expense	1.9	2.9	6.4	6.7
Add: Vessel depreciation, net of capital expenditures	1.0	0.9	2.9	0.9
Less: Realized and unrealized gains (losses)(5)	1.1	(18.1)	8.6	(34.7)
Less: Third party non-controlling interests(6)	0.1	0.2	0.1	—
Operating EBITDA from continuing operations	$21.0	$16.6	$63.6	$54.3

Income (loss) from discontinued operations	$—	$9.3	$—	$43.8
Consolidated income tax expense (benefit)	—	1.4	—	13.7
Non-cash fair value adjustments (3)	—	—	—	(40.7)
Adjusted EBITDA from discontinued operations	$—	$10.7	$—	$16.8
Less: Realized and unrealized gains (losses) (5)	—	10.7	—	16.2
Operating EBITDA from discontinued operations	$—	$—	$—	$0.6
Total Adjusted EBITDA	$19.3	$5.6	$63.0	$28.8
Total Operating EBITDA	$21.0	$16.6	$63.6	$54.9

(1)
Corporate debt interest expense includes interest expense from secured corporate credit agreements, junior subordinated notes and preferred trust securities. Interest expense associated with asset-specific debt in Tiptree Insurance and Tiptree Capital is not added-back for Adjusted EBITDA and Operating EBITDA.

(2)
Represents total depreciation and amortization expense less purchase accounting amortization related adjustments at our insurance companies. Following the purchase accounting adjustments, current period expenses associated with deferred costs were more favorably stated and current period income associated with deferred revenues were less favorably stated. Thus, the purchase accounting effect related to our insurance companies increased EBITDA above what the historical basis of accounting would have generated.

(3)
For our insurance operations, depreciation and amortization on senior living real estate that is within net investment income is added back to Adjusted EBITDA. For Care (Discontinued Operations), the reduction in EBITDA is related to accumulated depreciation and amortization, and certain operating expenses, which were previously included in Adjusted EBITDA in prior periods.

(4)
Acquisition, start-up and disposition costs, including debt extinguishment, legal, taxes, banker fees and other costs. In 2018, includes payments pursuant to a separation agreement, dated November 10, 2015.

(5)	Adjustment excludes Mortgage realized and unrealized gains and losses - Performing and NPLs, as those are recurring in nature and align with those business models.
(6)	Removes the Operating EBITDA associated with third party non-controlling interests. Does not remove the non-controlling interests related to employee based shares.

TIPTREE INC. C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717
VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. ET on 06/14/2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the Meeting - Go to www.virtualshareholdermeeting.com/TIPT2020

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. ET on 0614/2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Tiptree Inc., Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:  ☒

M41506-P22275	KEEP THIS PORTION FOR YOUR RECORDS
IF VOTING BY MAIL DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TIPTREE INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote “FOR ALL” on the following proposal:	☐	☐	☐	________________________
Vote on Directors

1. Election of two Class I Directors

Nominees:

01) Paul M. Friedman
02) Bradley E. Smith

Vote on Proposals

The Board of Directors recommends you vote “FOR” the following proposals:	For	Against	Abstain

2. To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.	☐	☐	☐

3. To approve, in an advisory (non-binding) vote, the compensation of our named executive officers.	☐	☐	☐

NOTE: To conduct such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (If held jointly)	Date

Important Notice Regarding the Availability of Proxy Materials for
the Stockholders Meeting to be Held on June 15, 2020:
The Notice and Proxy Statement and the Annual Report on Form 10-K are available at www.proxyvote.com.

 ---------------------------------------------------------------------------------------------------------------------------------------------------------

TIPTREE INC.
ANNUAL MEETING OF STOCKHOLDERS
June 15, 2020
4:00 PM Eastern Standard Time

This proxy card is solicited on behalf of
The Board of Directors for the Annual Meeting of Stockholders on June 15, 2020

The undersigned hereby appoints Sandra Bell and Neil C. Rifkind, and each of them, as proxies, with full power of substitution, to represent and vote all of the undersigned’s shares of Tiptree Inc. common stock held of record as of the close of business on April 17, 2020 at the virtual Annual Meeting of Stockholders to be held via live audio webcast at www.virtualshareholdermeeting.com/TIPT2020 on Monday, June 15, 2020 at 4:00 p.m. EST, subject to any adjournments or postponements thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any direction indicated on the reverse side of this card.

The shares of common stock you beneficially own will be voted as you specify. If no directions are given, the proxies will vote “FOR ALL” nominees in Proposal 1 and “FOR” Proposals 2 and 3.

In the event that (i) any nominee herein becomes unable or unwilling to serve, or (ii) any other matter properly comes before the meeting, the proxies are authorized to vote in the manner recommended by the Board of Directors for such vote or, if no recommendation is made, in the discretion of the proxies.

Please mark, sign and date this proxy card and return it promptly in the enclosed postage-paid envelope so that the shares may be represented at the Annual Meeting.

Continued and to be signed on reverse side